UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials under § 240.14a-12
UNITED FIRE GROUP, INC.
(Name of registrant as specified in its charter)
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UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
April 7, 2015
Dear Fellow Shareholder:
I am pleased to invite you to join us at United Fire Group, Inc.’s 2015 Annual Meeting of Shareholders. This year’s meeting will be held in the first floor conference room of our building located at 109 Second Street SE, in Cedar Rapids, Iowa. The meeting will take place on Wednesday, May 20, 2015 at 10:00 a.m. local time.
At this year’s Annual Meeting, you will be asked to vote on the following proposals:

Item		Recommended Vote
1.	Election of the four (4) Class C directors identified in the attached proxy statement	FOR
2.	Approval of an amendment to the Company’s Articles of Incorporation to provide for majority voting in uncontested director elections	FOR
3.	Ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm for 2015	FOR
4.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	FOR
Management will also report on United Fire Group, Inc.’s business and shareholders will have an opportunity to ask questions of management and Ernst & Young LLP.
Attached you will find a notice of the meeting and a proxy statement that contains additional information about the meeting and explains the methods you can use to vote your proxy, including by telephone and over the Internet.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to sign your proxy card and return it in the enclosed postage-paid envelope or vote by telephone or Internet prior to the meeting. This ensures that your shares of Company Common Stock will be represented and voted at the meeting, even if you cannot attend.
For the Board of Directors,
Jack B. Evans
Chairman of the Board

PRELIMINARY COPY – SUBJECT TO COMPLETION
UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS OF
UNITED FIRE GROUP, INC.

DATE AND TIME:	Wednesday, May 20, 2015, at 10:00 a.m. Central Time

PLACE:	United Fire Group, Inc. First Floor Conference Room 109 Second Street SE Cedar Rapids, Iowa

ITEMS OF BUSINESS:	At the meeting, we will ask shareholders to:

1)	Elect the four (4) Class C directors identified in the attached proxy statement to three-year terms expiring in 2018.

2)	Approve an amendment to our Articles of Incorporation to provide for majority voting in uncontested director elections.

3)	Ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

4)	Approve, on an advisory basis, the compensation of our named executive officers.

5)	Vote upon such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

WHO CAN VOTE:	You can vote if you were a shareholder of record on March 23, 2015.

2014 ANNUAL REPORT:
On or about April 7, 2015, we will mail to our shareholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing the Notice Regarding the Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

The Board of Directors recommends that shareholders vote FOR each director nominee named in Item 1 of the attached proxy statement and FOR Items 2, 3, and 4.
By Order of the Board of Directors,
Neal R. Scharmer
Corporate Secretary
Dated at Cedar Rapids, Iowa
April 7, 2015

Your vote is important. Instructions on how to vote are contained in this proxy statement and in the Notice of Internet Availability of Proxy Materials. Please cast your vote by telephone or over the Internet as described in those materials. Alternatively, if you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date and return the proxy/voting instruction card in the envelope provided.

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PRELIMINARY PROXY STATEMENT DATED MARCH 25, 2015 – SUBJECT TO COMPLETION
UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2015
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015:
This Proxy Statement and the 2014 Annual Report to Shareholders are available at http://ir.unitedfiregroup.com/annual-proxy.cfm.
This solicitation of proxies is made by the Board of Directors of United Fire Group, Inc. (the “Company,” “we,” “us,” or “our,” as the context requires). Proxies will be used at the Annual Meeting of Shareholders of United Fire Group, Inc. (the “Annual Meeting”), an Iowa corporation, to be held on May 20, 2015 at 10:00 a.m. Central Time, and at any adjournment or postponement thereof. This year’s meeting will be held in the first floor conference room of our building located at 109 Second Street SE, in Cedar Rapids, Iowa. With respect to shares of our $0.001 par value common stock (“Company Common Stock”) held in the United Fire Group, Inc. Employee Stock Ownership Plan (the “ESOP”) and the United Fire Group, Inc. 401(k) Plan (the “401(k) Plan”), the Board of Directors is soliciting participants on behalf of the Trustees of those plans to direct the Trustees as to how to vote the shares held in those plans.
Under rules adopted by the Securities and Exchange Commission (“SEC”), the Company has chosen to provide its shareholders with the choice of accessing the Annual Meeting proxy materials on the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials (the “Notice”) is being mailed to the Company’s shareholders who have not previously requested electronic access to its proxy materials or printed proxy materials. The Notice contains instructions on how you may access and review the Company’s proxy materials on the Internet and how you may vote your shares over the Internet. The Notice will also tell you how to request the Company’s proxy materials, in either printed form or by email, at no charge. The Notice contains a control number that you will need to vote your shares. Please keep the Notice for your reference through the meeting date.
The Company anticipates that the Notice will be mailed to shareholders and participants in the ESOP and 401(k) Plan beginning on or about April 7, 2015.
We will solicit proxies principally by mail, but our directors and employees may also solicit proxies by telephone, facsimile, or e-mail. Our directors and employees may also conduct personal solicitations. Our directors and employees will not receive any additional compensation in connection with their solicitation efforts.

ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters listed in the attached Notice of 2015 Annual Meeting of Shareholders, including (i) the election of the four (4) Class C directors identified in this proxy statement to serve three-year terms expiring in 2018, (ii) the approval of an amendment to United Fire Group, Inc.’s Articles of Incorporation (“Articles of Incorporation”) to provide for majority voting in uncontested director elections, (iii) the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015, and (iv) the approval, on an advisory basis, of the compensation of our named executive officers. Our management will report on our performance during fiscal year 2014. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they choose to, and will be available to respond to appropriate shareholder questions.
Who may attend the Annual Meeting?
All shareholders of record as of March 23, 2015 or their duly appointed proxies may attend the Annual Meeting. Although we encourage you to complete and return the enclosed proxy card by mail, or to vote by telephone or over the Internet to ensure your vote is counted, you may attend the Annual Meeting and vote your shares in person.
Who is entitled to vote at the Annual Meeting?
Shareholders of Record
If your shares are registered in your name with Computershare Trust Company, N.A. our dividend agent, transfer agent and registrar, you are considered a shareholder of record. Shareholders of record at the close of business on March 23, 2015 are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. At the close of business on March 23, 2015, there were 24,998,528 shares of Company Common Stock issued and outstanding. Each share of Company Common Stock entitles its record holder to one vote.
Brokerage and Other Account Holders
If your shares are held in a brokerage account or by a bank or other nominee, your name does not appear anywhere in the Company’s shareholder records. Instead, the “street name” of your broker, bank or other nominee who holds the shares for you appears on our records and you are the beneficial owner of the shares. Access to our proxy materials is being forwarded to you by your brokerage firm, bank or other nominee. As the beneficial owner, you have the right to direct your brokerage firm, bank or other nominee how to vote your beneficial shares by filling out and returning the voting instruction form provided to you. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are invited to attend the Annual Meeting, but you must obtain a legal proxy from the record holder of your shares in order to vote in person at the Annual Meeting.
ESOP and 401(k) Plan Participants
If you are a participant in either our ESOP or our 401(k) Plan, your proxy card shows the number of shares of Company Common Stock held for your benefit in those plans, plus any other shares you may own. If you hold stock through either plan, voting your proxy also serves as confidential voting instructions to the Trustees of the ESOP (Timothy G. Spain and Michael T. Wilkins) and/or to the Trustee of the 401(k) Plan (Charles Schwab & Co.). Those Trustees will vote your shares in accordance with the specific voting instructions that you indicate on your proxy card. If you provide no specific voting instructions, the Trustees of the ESOP will vote your shares in their discretion, and the Trustee of the 401(k) Plan will vote your shares in proportion to the voting instructions it receives from those plan participants who do submit voting instructions.

What constitutes a quorum for the Annual Meeting?
The presence at the Annual Meeting of a majority of the outstanding shares (50.0 percent plus one share) of Company Common Stock represented either in person or by proxy will constitute a quorum for the transaction of business at the meeting. Based on the number of shares outstanding on March 23, 2015, 12,499,265 shares of Company Common Stock, represented in person or by proxy, will constitute a quorum for conducting business at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.
A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The election of directors is not considered a “routine” matter. Similarly, the proposal to approve the amendment to our Articles of Incorporation and the advisory vote to approve executive compensation are not considered “routine” matters. Therefore, beneficial owners that hold their shares in “street name” will have to give voting instructions to their brokers in order for a broker to vote on the election of directors, the approval of the amendment to our Articles of Incorporation and the advisory vote to approve executive compensation. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners.
How do I vote my shares?
You may vote in the following ways:

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In person: We will distribute paper ballots to anyone who wishes to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a legal proxy from your broker and bring it to the meeting in order to vote in person at the Annual Meeting.

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By mail: Complete and sign your proxy card and return it by mail in the enclosed business reply envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of the authorized proxies, Jack B. Evans and Neal R. Scharmer.

If you sign and return your proxy card without marking voting instructions, your shares will be voted FOR the election of each of the director nominees identified in this proxy statement, FOR the approval of the amendment to our Articles of Incorporation to provide for majority voting in uncontested director elections, FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015, and FOR approval, on an advisory basis, of the resolution regarding the compensation of our named executive officers.

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By telephone: To vote your shares by telephone, call the toll-free telephone number on your proxy card. You must have a touch-tone or cellular telephone to use this voting method. You will need to follow the instructions on your proxy card and the voice prompts to vote your shares.

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Over the Internet: If you have Internet access available to you, you may go to the website listed on your proxy card to vote your shares over the Internet. You will need to follow the instructions on your proxy card and the website to vote your shares.

Telephone and Internet voting options are available 24 hours a day, seven days a week. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or over the Internet, your electronic vote authorizes the proxies in the same manner as if you had signed, dated and returned your proxy card by mail. Telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares securely and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to return your proxy card.

If you hold your shares in street name, you may vote by telephone or over the Internet only if your bank, broker or other nominee makes those methods available to you, in which case your bank, broker or other nominee will enclose specific instructions for using those options along with this proxy statement.
If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?
If your shares are held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the choice of auditor, without receiving voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, amendments to our Articles of Incorporation or executive compensation matters, without receiving client voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner. The proposal to approve the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 is the only routine matter being voted on at the Annual Meeting and, therefore, is the only proposal that may be voted by your broker, bank or other nominee in its discretion without having received voting instructions from you.
Can I revoke my proxy or change my vote after I return my proxy?
Yes. Even after you submit a proxy, you may revoke your proxy or change your vote at any time before the proxy is exercised by:

•	delivering written notice to our transfer agent, Computershare Trust Company, N.A., at its proxy tabulation center located at 211 Quality Circle, Suite 210, College Station, TX 77845;

•	delivering written notice to the Corporate Secretary of United Fire Group, Inc. at P.O. Box 73909, Cedar Rapids, Iowa 52407-3909;

•	executing and delivering a later-dated proxy; or

•	appearing and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.
If you hold your shares in street name, you may contact your bank, broker or other nominee for instructions as to how to revoke or change your vote.
Who pays for this proxy solicitation?
United Fire Group, Inc. will pay the total expense of this solicitation of proxies. Expenses may include reimbursement to brokerage firms and others of their cost for forwarding solicitation materials to beneficial owners.
Does United Fire Group, Inc. deliver proxy materials electronically?
Yes. In accordance with the SEC’s “Notice and Access” rules, United Fire Group, Inc. mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on or about April 7, 2015. The Notice describes the matters to be considered at the Annual Meeting and how shareholders may access the proxy materials over the Internet. It also provides instructions on how shareholders may vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions in the Notice.

What are the benefits of electronic delivery?
Electronic delivery reduces United Fire Group, Inc.’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.
How may I obtain copies of United Fire Group, Inc.’s corporate governance documents?
The following documents are available free of charge to any shareholder who requests them by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com, by selecting Investor Relations and then Corporate Governance.

•	Anti-Hedging Policy

•	Code of Ethics and Business Conduct

•	Corporate Governance Guidelines

•	Committee Charters – Audit Committee, Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and Risk Management Committee
In addition, copies of our Articles of Incorporation and Bylaws are available free of charge to any shareholder who requests them by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
DELIVERY OF ONE SET OF ANNUAL MEETING MATERIALS TO SHAREHOLDERS IN A SINGLE RESIDENCE
Securities and Exchange Commission (“SEC”) rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports to shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to shareholders addressed to those shareholders. This process, commonly referred to as “householding,” provides cost savings for companies. We and some brokers household proxy materials and annual reports to shareholders unless contrary instructions have been received from the affected shareholders. Once you have received notice from us, your broker, or other designated intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate printed proxy statement and annual report to shareholders, notify us by calling our transfer agent at (877) 373-6374, or submit a written request to: Computershare Trust Company, N.A., 211 Quality Circle, Suite 210, College Station, TX 77845.
Shareholders who currently receive multiple copies of their Annual Meeting materials and would like to request householding should submit a written request to: Computershare Trust Company, N.A. at the address above.
Please include the Company’s name, United Fire Group, Inc., and your account number(s) in any correspondence regarding householding. Street name shareholders wishing to cancel or request householding of their Annual Meeting materials should contact their brokers directly.
ELECTRONIC AVAILABILITY OF PROXY MATERIALS
Electronic versions of our annual proxy statement and 2014 Annual Report to Shareholders are available on our public website, www.unitedfiregroup.com by selecting Investor Relations and then Financial Information and then Annual Report and Proxy.

BOARD OF DIRECTORS
Our Board of Directors currently consists of fourteen (14) directors: John-Paul E. Besong, Scott L. Carlton, Christopher R. Drahozal, Jack B. Evans (Chairman), Douglas M. Hultquist, Casey D. Mahon, George D. Milligan, James W. Noyce, Michael W. Phillips, Mary K. Quass, Randy A. Ramlo, John A. Rife, Kyle D. Skogman and Susan E. Voss.
CORPORATE GOVERNANCE
In order to promote the highest standards of management for the benefit of shareholders, our Board of Directors follows certain governance practices regarding how the Board of Directors conducts its business and fulfills its duties. United Fire Group, Inc.’s Corporate Governance Guidelines may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com by selecting Investor Relations, then Corporate Governance and then Corporate Governance Guidelines. Among the governance practices used by the Board of Directors are:
Board Size, Composition and Independence Determination
Due to the retirement of John A. Rife, our Board of Directors has determined that following the Annual Meeting the Board of Directors shall consist of thirteen (13) members. Mr. Rife has served on the Board since 1998 and been associated with our Company since 1976. The Board of Directors and management would like to take this opportunity to thank Mr. Rife for his many years of distinguished service to our Company.
The Board of Directors requires a majority of our directors to be independent, as defined in the listing rules of The NASDAQ Global Select Market (“NASDAQ”). The Board of Directors determines director independence by applying the definition of independence contained in the applicable NASDAQ Listing Rules, both for purposes of NASDAQ’s rule requiring that a majority of the Board of Directors consist of independent directors and its rules requiring the Audit Committee, Nominating and Governance Committee and Compensation Committee to be made up entirely of independent directors.
The Board of Directors has analyzed the independence of each director and director nominee and determined that thirteen (13) of our fourteen (14) directors are independent. The following directors are independent within the meaning of the NASDAQ Listing Rules, and each is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director: Ms. Mahon, Ms. Quass, Ms. Voss and Messrs. Besong, Carlton, Drahozal, Evans, Hultquist, Milligan, Noyce, Phillips, Rife and Skogman. Mr. Ramlo is not independent due to his employment by our Company.
In determining that Mr. Hultquist is independent, the Board considered that the Company maintains a relationship with Cedar Rapids Bank & Trust, a subsidiary of QCR Holdings, Inc., for which Mr. Hultquist serves as President, Chief Executive Officer and a director. The details of this relationship are described more fully under Transactions with Related Persons.
In determining that Mr. Skogman is independent, the Board considered that the Company maintains a relationship with an insurance agency in which Mr. Skogman is a 25 percent owner. The services provided by us to this agency were in the ordinary course of business on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other customers. The value of the services provided by us to this agency represented an immaterial amount to each party and did not rise to the level requiring formal review and approval by the Board of Directors under its written policy regarding related party transactions. We expect to continue providing services to this agency in the future.
Qualifications and Skills of Directors and Director Nominees
Our Nominating and Governance Committee, with input from our Chief Executive Officer, reviews and evaluates all director nominees, including incumbents. The Nominating and Governance Committee and the Board of Directors

seek qualified individuals who possess the minimum qualifications and the desirable qualities or skills described under Director Nomination Process found on page 14 of this proxy statement.
All of our incumbent directors possess both the specific minimum qualifications and the desirable qualities or skills. Our directors are a diverse group with three women and one African-American serving on our Board of Directors. The following charts reflect the diversity of our Board of Directors and the qualifications of each of the directors. The specific expertise and qualifications that led to each director’s inclusion on our Board of Directors are also discussed in each director’s individual biography beginning on page 16 of this proxy statement.

Summary of Director Diversity, Qualifications and Experience
Experience in Academia and Education is important because the disciplines of management, organization and research are relevant to our business.			X			X
Experience as head of an Accounting Department is important in understanding and evaluating our financial statements, managing our capital structure, and interacting with our independent public accounting firm.
		X			X			X
Actuarial experience gives our directors a strong understanding of reserving, which is very important to our business, and in analyzing actuarial reports.								X	X
Experience as a senior administrator or head of a business is important for our directors in understanding our company, managing human resources, and identifying and developing talent.	X	X		X	X	X	X	X		X	X	X
Experience with business operations helps our directors understand, develop, and assess our operating and business strategies.	X	X		X	X	X	X	X		X	X	X
Corporate governance experience supports our goals of having strong Board and management accountability, transparency and protection of shareholder interests.	X	X	X	X	X	X	X	X	X	X	X	X	X
Finance/capital allocation expertise is important in evaluating our financial statements and capital structure.		X		X	X			X	X		X		X
The ability to read and understand financial statements is important because it assists directors in understanding and overseeing our financial reporting and internal controls.	X	X	X	X	X	X	X	X	X	X	X	X	X
Insurance industry experience is important in understanding and reviewing our business and strategy.							X	X	X		X		X
Investment experience is important for our directors to be able to evaluate and review our investments, set investment policy, and understand our financial statements.				X	X		X	X			X
Marketing experience is important for our directors to be able to evaluate new market strategies and branding of our products.										X	X	X
Regulatory/government experience enhances our directors' ability to understand our highly regulated industry.													X
Risk Management experience is necessary to understand and manage the risks that our company faces.		X			X		X	X			X
Technology and Systems experience is important, as our business is dependent upon technology and faces the same cyber threats faced by all companies.	X

Our non-employee directors provide an effective mix of experience, fresh perspective and diversity, as shown on the following charts.

	45-50	51-60	61-70	71+
Age at December 31, 2014	2	5	5	1

	0 - 5	6-10	11-15	15-20	20+
Years of Service as a Director through May 2015	4	2	1	5	1

Male Directors:	10
Female Directors:	3

Attendance at Directors’ and Shareholders’ Meetings
The full Board of Directors met four (4) times during 2014. All of the directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and the committees on which they served. Our Corporate Governance Guidelines require directors to attend our Annual Meeting. All directors serving at the time of the 2014 Annual Meeting attended that meeting.
Director Retirement
According to our Bylaws, each director must submit his or her resignation from the Board of Directors no later than the first day of February after he or she reaches age 72, and such resignation must be effective no later than the next Annual Meeting. In accordance with this policy, on February 1, 2015, John A. Rife submitted his resignation as a director effective May 19, 2015.
Director Stock Ownership
We believe that non-employee directors should own and hold Company Common Stock to further align their interests and actions with the interests of our shareholders. Our Articles of Incorporation require that all of our directors own shares of Company Common Stock. The Board of Directors has adopted stock ownership guidelines indicating that each non-employee director should beneficially own at least 100 shares of Company Common Stock when he or she joins the Board of Directors and at least 5,000 shares of Company Common Stock within five years of first being elected to the Board of Directors. Current beneficial stock ownership for each director can be found in the table on page 30 of this proxy statement.
Board Leadership Structure
Our Board of Directors is led by an independent Chairman who is responsible for providing guidance to our Chief Executive Officer, setting the agenda for Board meetings and presiding at all shareholder and director meetings. We also have an independent Vice Chairman who is responsible for presiding in the Chairman’s absence. Neither our Chairman nor our Vice Chairman serves as our Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for our Company and providing day-to-day leadership. We separate the roles of Chairman and Chief Executive Officer. We feel that this is the most appropriate leadership structure for our Board of Directors and executive management at this time because we recognize the difference between the two roles and the skill sets required to most effectively and efficiently perform these functions. Our Board of Directors does not have a formal policy requiring the positions of Chairman and Chief Executive Officer to be separate, preferring instead to preserve the freedom to decide from time to time what is in the best interest of our Company. Our Board of Directors strongly endorses the concept of an independent director being in a position to lead our independent directors. If at any time neither our Chairman nor our Vice Chairman is an independent director, the independent directors serving at that time will elect an independent director to serve as lead director.

During 2014, the Board of Directors had six (6) standing committees: Audit Committee, Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and Risk Management Committee. Only independent directors may serve on the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee is governed by a written charter that is reviewed and approved annually by the committee, the Nominating and Governance Committee, and the full Board of Directors. All committee charters are available for review either on our public website, www.unitedfiregroup.com by selecting Investor Relations and then Corporate Governance, or in paper form upon written request to: United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Risk Oversight by the Board of Directors
The Risk Management Committee’s charter requires it to assist the Board of Directors in identifying and evaluating risks inherent in our business and to oversee and review the significant policies, procedures, and practices employed to manage risks.
Enterprise Risk Management (“ERM”) is a methodology that helps us assess and manage our overall exposure to risk. In addition to our Risk Management Committee, we have an executive enterprise risk management committee (“executive ERM committee”) that consists of our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Vice President of Claims, Vice President of Corporate Underwriting, Chief Investment Officer, Supervisor of Audit Services, the Chief Operating Officer of our life insurance subsidiary (United Life Insurance Company), and United Life Insurance Company’s independent actuary.
The executive ERM committee meets independently of the Risk Management Committee, with representatives from the Risk Management Committee in attendance. Members of the executive ERM committee are invited to attend and participate in meetings of the Risk Management Committee. During 2014, the executive ERM committee met on a quarterly basis to implement risk management strategies. During its meetings, the executive ERM committee discusses the risks that our Company faces and the controls that are in place to mitigate those risks, and identifies potential additional risks.
Collectively, the Risk Management Committee and the executive ERM committee have identified two broad categories of risk faced by our Company – insurance risk and operational risk. We employ a multi-disciplinary approach to risk identification and evaluation, analyzing risk from the point of view of claims, underwriting, finance, and investments. Types of insurance risks generally include, but are not limited to, those risks associated with catastrophes, loss reserving practices, underwriting practices, policy pricing, geographical concentrations of property insured, competition and business mix. Types of operational risks we face generally include, but are not limited to, those risks associated with the diversification and quality of our investments, information technology, regulatory and legal compliance, business continuity planning, executive succession planning and the application of accounting policies and procedures.
ERM issues are also discussed during quarterly meetings of our full Board of Directors, where directors are updated on ERM issues and the ongoing efforts of the executive ERM committee and our Risk Management Committee. The work of our executive ERM committee, in conjunction with the Risk Management Committee and the Board of Directors, has led to the development of new tools, such as the CATography Underwriter™ tool, designed to aid in the evaluation and mitigation of our Company’s business risks.
In addition, certain Board committees oversee risk within their respective areas of responsibility. For example, the audit committee has been delegated with primary oversight of financial, accounting and securities related risk, and the compensation committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual risk assessment of such policies and practices. Together with the audit committee, the compensation committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Chief Executive Officer Performance Evaluation
Representatives of the Executive Committee and Compensation Committee meet each year with our Chief Executive Officer to review his goals for the current year. During the year, the Executive Committee meets regularly with our Chief Executive Officer to review his performance. The Executive Committee and the Chair of the Compensation Committee annually review the performance of our Chief Executive Officer and assess his performance for that year. The Chief Executive Officer also meets with the Compensation Committee, which considers his performance for the year.
Code of Ethics
Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors, and employees. United Fire Group, Inc.’s Code of Ethics and Business Conduct may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com by selecting Investor Relations, then Corporate Governance and then Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct sets forth certain expectations of business conduct and identifies various violations of the code and establishes procedures regarding the reporting of such violations.
Board Effectiveness Assessment
Our Nominating and Governance Committee conducts an annual survey of the directors to assess the effectiveness of our Board of Directors. The Nominating and Governance Committee reviews and considers the results of the survey, reports its findings to the Board of Directors and addresses any areas of concern. That committee also makes recommendations to the Board of Directors regarding our corporate governance practices. All standing committees of our Board of Directors also conduct annual self-assessments and report such self-assessments to the Board of Directors.
Director Compensation
We have designed the compensation of our non-employee directors to attract and retain qualified directors and to align directors’ interests with the interests of our shareholders. See pages 58-60 of this proxy statement for a description of our directors’ compensation program and the fees paid to our non-employee directors during 2014.
Board Agendas and Meetings
Each year the Board of Directors establishes the dates of regularly scheduled meetings of the Board of Directors. The Chairman of the Board, working with our Chief Executive Officer and Committee Chairpersons, establishes agendas for each meeting of the Board of Directors and distributes the agendas in advance of each meeting. Each director may suggest agenda items, and each director is free to raise subjects at any meeting of the Board of Directors that are not on the agenda for that meeting. At each regular meeting of the Board of Directors, the Board receives reports of each of the Committees.
Executive Sessions of Independent Directors
The independent directors meet in executive session following each meeting of the Board of Directors. The Chairman of the Board presides at meetings of the independent directors. These sessions allow the independent directors to discuss topics without management present.
Access to Management and Independent Advisers
The independent directors have access to management and, as necessary and appropriate, to independent advisers.

COMMITTEES OF THE BOARD
The current membership of six (6) standing committees of the Board of Directors is shown in the following table:

Director Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating and Governance Committee	Risk Management Committee
Jack B. Evans, Chairman (I)
John A. Rife, Vice Chairman (I)
John-Paul E. Besong (I)
Scott L. Carlton (I)
Christopher R. Drahozal (I)
Douglas M. Hultquist (I)
Casey D. Mahon (I)
George D. Milligan (I)
James W. Noyce (I)
Michael W. Phillips (I)
Mary K. Quass (I)
Randy A. Ramlo
Kyle D. Skogman (I)
Susan E. Voss (I)

Audit Committee Financial Expert        Committee Chairperson    (I)    Independent Director        Committee Member
Audit Committee
We have a separately designated standing Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is governed by a charter which requires that each member of the Audit Committee be an independent director. All of the members of the Audit Committee are independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC, including Section 10A(m)(3) of the Exchange Act. The Board of Directors has determined that Messrs. Carlton and Noyce each possess the skills necessary to qualify as audit committee financial experts as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act.
The Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent registered public accounting firm. The Audit Committee is also responsible for oversight of our internal audit function. The Audit Committee seeks to maintain free and open communications between the directors, the independent registered public accounting firm, the internal auditor and management. Its duties consist of reviewing recommendations by the internal auditor and the independent registered public accounting firm on accounting matters and internal controls; advising the Board of Directors on the scope of audits; reviewing our annual Consolidated Financial Statements and the accounting standards and principles followed; appointing the independent registered public accounting firm; and, if necessary, conducting independent inquiries. The Audit Committee met five (5) times during 2014, including one (1) time in a joint session with the Risk Management Committee and one (1) continuing education meeting.

Compensation Committee
We have a separately designated standing Compensation Committee. The Compensation Committee is governed by a charter which requires that each member of the Compensation Committee be an independent director. The Board of Directors has determined that each member of our Compensation Committee is independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC, including Section 10C(a) of the Exchange Act. No Compensation Committee member was an employee or former employee of our Company, its subsidiaries or affiliates. With the exception of compensation for his or her service on the Board of Directors, no Compensation Committee member received any consulting, advisory, or other compensatory fee from us. No Compensation Committee member had any relationship requiring disclosure under the Transactions with Related Persons section on page 60 of this proxy statement. No Compensation Committee member had any relationship that, in the opinion of the directors, would interfere with his or her exercise of independent judgment as a member of the committee.
Compensation Committee Interlocks and Insider Participation
During 2014, none of our executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity whose executive officer(s) served on our Compensation Committee.
Responsibilities and Authority
The role of the Compensation Committee is to address the Board of Directors’ responsibilities relating to compensation of our senior executive officers and directors. The Compensation Committee oversees all aspects of the compensation of our executive officers and directors, including our director and management equity plans and deferred compensation plans, and other management incentive compensation programs. In overseeing those plans, the Compensation Committee may delegate authority to Company officers for day-to-day plan administration and interpretation. Management provides information to assist the committee regarding participation and award levels in the management plans. The Compensation Committee may not delegate authority for matters affecting the executive officers. The Compensation Committee’s primary processes with respect to compensation of our senior executive officers can be found in the Compensation Discussion and Analysis section beginning on page 33 of this proxy statement. During 2014, the Compensation Committee engaged the services of Compensation Resources, Inc. as its independent outside compensation consultant to provide advice on executive and director compensation matters. For a discussion of the specific services provided by Compensation Resources, Inc., see the Compensation Discussion and Analysis section beginning on page 33 of this proxy statement. The Compensation Committee met four (4) times during 2014.
Executive Committee
The Executive Committee meets during the intervals between Board of Directors’ meetings and has the right and authority to exercise the full powers of our Board of Directors, except where limited by law, or where responsibility and authority is reserved to the Board of Directors or vested in another Committee of the Board of Directors. This committee also meets regularly with our Chief Executive Officer, participates with management in the development of our strategic initiatives, and monitors the implementation of these initiatives. In addition, the Executive Committee provides regular advice and counsel to management. The Executive Committee met four (4) times during 2014.
Investment Committee
The Investment Committee develops and oversees the Investment Policies and Acquisition/Holding Investment Practices of United Life Insurance Company and the property and casualty subsidiaries of United Fire Group, Inc. In addition, it reviews the Company’s investments and the quality and performance of, and the risks related to, the Company’s investment portfolios. The Investment Committee meets regularly with our Chief Investment Officer and his staff. The Investment Committee met four (4) times during 2014.

Nominating and Governance Committee
The Nominating and Governance Committee is governed by a charter which requires that each member of the Nominating and Governance Committee be an independent director, as defined in the NASDAQ Listing Rules, and that each member be free from any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment.
The Nominating and Governance Committee is responsible for reviewing all director nominees, including incumbents, and making recommendations of nominees to the entire Board of Directors. The committee is also responsible for assessing and reporting on nominee qualifications, making assessments of director independence, identifying and reviewing related person transactions, and other matters, including director education and succession planning. The Nominating and Governance Committee met four (4) times during 2014.
Risk Management Committee
For a description of responsibilities and activities of the Risk Management Committee, see Risk Oversight by the Board of Directors on page 10 of this proxy statement. During 2014, the Risk Management Committee met four (4) times as a committee, including one (1) time in a joint session with the Audit Committee, as we believe that both committees should be involved in addressing our Company’s risks.
DIRECTOR NOMINATION PROCESS
The Nominating and Governance Committee has adopted a written policy with regard to the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee evaluates candidates recommended by shareholders in the same manner as it evaluates other candidates. The committee seeks candidates with the following minimum qualifications:

•	Each candidate must be prepared to represent the best interests of all of our shareholders and not just one particular constituency.

•
Each candidate must be an individual who has demonstrated integrity and ethics in the candidate’s personal, business, and professional life and has an established record of business and professional accomplishment.

•
Neither the candidate nor the candidate’s family members (as defined in the NASDAQ Listing Rules), affiliates or associates (as defined in Rule 405 promulgated under the Securities Act of 1933) shall have any material personal, financial, or professional interest in any present or potential competitor of ours.

•
Each candidate must, as a director, agree to participate fully in Board of Directors activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of which he or she is a member and not have other personal, business or professional commitments that would interfere with or limit his or her ability to do so.

•
Each candidate must be willing to make, and financially capable of making, an investment in Company Common Stock as required by our Articles of Incorporation and the non-employee director stock ownership guidelines adopted by our Board of Directors.

The Nominating and Governance Committee considers it very desirable for candidates to possess the following qualities or skills:

•
Each candidate should contribute to the Board of Director’s overall diversity, which is broadly construed to mean a variety of opinions, perspectives, personal experience, business experience, professional experience, and backgrounds (such as gender, race, and ethnicity), as well as other differentiating characteristics.

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among the directors.

•
Each candidate should possess professional, business, and personal experience and expertise relevant to the Company’s business. In this regard, the Nominating and Governance Committee will consider financial, management and business background, personal and educational background and experience, community leadership, independence and other qualifications, attributes and potential contributions.
The Nominating and Governance Committee selects and recommends each candidate to the Board of Directors each year based on its assessment of, among other things:

•	the candidate’s personal qualifications as discussed above;

•	the past and future contributions of our current directors, and the value of continuity and prior experience on our Board of Directors;

•	the existence of one or more vacancies on our Board of Directors;

•	the need for a director to possess particular attributes or particular experience or expertise; and

•	other factors that it considers relevant, including any specific qualifications the Nominating and Governance Committee adopts from time to time.
Any shareholder may recommend a person to be considered as a candidate or nominate one or more persons for election as a director of our Company. A shareholder who desires to make such a recommendation must comply with the same requirements applicable to director nominations set forth in Sections 8 and 9 of Article I of our Bylaws. Our Board of Directors encourages shareholders who wish to recommend candidates to the Nominating and Governance Committee to send their recommendations in writing addressed to the Nominating and Governance Committee, United Fire Group, Inc., Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909 using the procedures found in the Communicating with the Board of Directors section of this proxy statement.
COMMUNICATING WITH THE BOARD OF DIRECTORS
Concerns and Complaints
United Fire Group, Inc. has adopted a process for communicating with our Board of Directors. To communicate with our Board of Directors regarding issues of concern to or about our Company, access our website, www.unitedfiregroup.com, select Investor Relations and then Corporate Governance and then Concerns/Complaints, call toll free by telephone at 1-877-256-1056, or write to our Audit Committee at United Fire Group, Inc., Attention: Audit Committee – Confidential, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. Our Vice President, General Counsel and Corporate Secretary, Neal R. Scharmer, and Audit Committee Chair, James W. Noyce, are responsible for reviewing and reporting such communications to our Board of Directors. If requested, and to the extent possible, all communications with our Board of Directors are kept strictly confidential.
Shareholder Proposals and Director Nominations
To be eligible for inclusion in the proxy materials for the 2016 annual meeting, a shareholder proposal must be received by our Corporate Secretary by the close of business on December 9, 2015. All proposals must comply with (i) Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials, and (ii) Section 8 of Article I of our Bylaws. Proposals must be delivered to our Corporate Secretary at United Fire Group, Inc., Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at our 2016 Annual Meeting, or any director nomination for our 2016 Annual Meeting, must be received at our principal executive offices no earlier than the close of business on December 22, 2015 and no later than the close of business on January 21, 2016. Proposals and nominations must be delivered to our Chairman at United Fire Group, Inc., Attention: Chairman of the Board, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

PROPOSAL ONE – ELECTION OF DIRECTORS
Our Articles of Incorporation require that our Board of Directors be divided into three classes, A, B and C, with one class elected at each Annual Meeting. The Board of Directors must consist of no more than fifteen (15) and no less than nine (9) members, with the number fixed by the directors. The directors have fixed membership of our Board of Directors following the Annual Meeting at thirteen (13) and the number of Class C directors to be elected at this year’s Annual Meeting at four (4), subject to such changes as the Board of Directors may make at the time of the Annual Meeting if any director nominations are made by minority shareholders, as described in the next paragraph.
According to our Articles of Incorporation, minority shareholders who collectively hold and vote one-fifth of our outstanding Company Common Stock are entitled to nominate and elect 20 percent of our directors. Therefore, minority shareholders collectively holding one-fifth of our outstanding Company Common Stock are entitled to nominate and elect one (1) director if we have nine (9) directors; two (2) directors if we have a total of ten (10) through fourteen (14) directors; and three (3) directors if we have fifteen (15) directors. The majority of our shareholders can always elect a majority of our directors.
Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated the following individuals for election to our Board of Directors this year.
DIRECTOR NOMINEES
Nominees for Director (Class C) – Terms Expiring in 2018

Mr. Drahozal, 53, is an internationally known legal scholar. He is the John M. Rounds Professor of Law and Associate Dean for Research and Faculty Development at the University of Kansas School of Law in Lawrence, Kansas, where he has taught since 1994. Since 2012, Mr. Drahozal has also served as special advisor to the Consumer Financial Protection Bureau, a government agency headquartered in Washington, D.C., on its statutorily-mandated study of arbitration clauses in consumer financial services contracts. Prior to teaching, Mr. Drahozal was in private law practice in Washington, D.C., and served as a law clerk for the Iran-U.S. Claims Tribunal, the United States Court of Appeals for the Fifth Circuit and the United States Supreme Court. Mr. Drahozal is a first cousin by marriage to Mr. Carlton.
Mr. Drahozal currently serves on our Audit, Compensation, and Executive Committees. The Board of Directors believes that Mr. Drahozal’s qualifications to serve as director include his legal background and his knowledge of the insurance industry and our Company, gained from his many years of service to us. Mr. Drahozal is an independent director as defined in the NASDAQ Listing Rules.

Christopher R. Drahozal (Director since 1997)

Mr. Evans, 66, became Chairman of our Board of Directors in October 2009. He has served us as a director since 1995 and as Vice Chairman from 1997 to 2009. Mr. Evans has a very strong business background and currently holds the position of President of The Hall-Perrine Foundation, a private philanthropic corporation located in Cedar Rapids, Iowa. He has held that position since 1996. From 1993 to 1995, he served as President of SCI Financial Group, a regional financial services firm located in Cedar Rapids, Iowa that provided brokerage, insurance and related services to its clients.
Mr. Evans has extensive experience with public companies. He currently serves on the Board of Trustees of 195 registered investment companies in the Nuveen Mutual Funds complex. He has served as a director of Alliant Energy Corporation of Madison, Wisconsin, a utility company that has a class of securities registered pursuant to Section 12 of the Exchange Act, and as a director of the Federal Reserve Bank of Chicago. Mr. Evans is also a former member of the Iowa Board of Regents, which oversees the state’s public university system.
Mr. Evans is a member of our Audit, Investment and Nominating and Governance Committees. He also serves as Chair of our Executive Committee. As a long-serving director of our Company, Mr. Evans has gained broad knowledge of the insurance industry generally and our Company in particular. The Board of Directors believes that Mr. Evans’ qualifications to serve as director include his business acumen, executive leadership, management experience, and extensive experience with public companies and our Company. Mr. Evans is an independent director as defined in the NASDAQ Listing Rules.

Jack B. Evans (Director since 1995)

Mr. Milligan, 58, has a strong business background, with service since 1985 as President of The Graham Group, Inc., of Des Moines, Iowa. The Graham Group, Inc. consists of a real estate firm specializing in developing office buildings and a construction firm specializing in constructing hospital facilities. Since 2005, Mr. Milligan has also served as a director of West Bancorporation, Inc. of West Des Moines, Iowa, a bank holding company that has a class of securities registered pursuant to Section 12 of the Exchange Act. As a member of the West Bancorporation, Inc. board of directors, Mr. Milligan serves on their audit committee, loan committee, and nominating and governance committee. Mr. Milligan previously served as director of Allied Life Insurance Company, which had a class of securities registered pursuant to Section 12 of the Exchange Act at the time of his service. Mr. Milligan is a long-time community leader and supporter, being active with the Boy Scouts of America, the Dowling Foundation, Mercy Hospital Foundation and Simpson College.
Mr. Milligan serves as Chair of our Investment Committee and as a member of our Audit and Nominating and Governance Committees. The Board of Directors believes that Mr. Milligan’s qualifications to serve as director include his business acumen, executive leadership, management experience, and extensive experience with public companies, as well as his knowledge of the insurance industry and our Company. Mr. Milligan is an independent director as defined in the NASDAQ Listing Rules.

George D. Milligan(Director since 1999)

Mr. Phillips, 46, is the founder and President of Investors’ Actuarial Services, LLC, a consulting firm, founded in 2010 and based in Timonium, Maryland, that provides actuarial services to institutional investors. He is also an Adjunct Professor at the Notre Dame of Maryland University and Towson University, both in Baltimore, Maryland, where he teaches undergraduate- and graduate-level finance classes. Mr. Phillips has significant insurance industry experience, having served from 2005 to 2010 as Vice President and sell-side equity research analyst covering small- and mid-cap insurers (including United Fire Group, Inc.) in the Baltimore, Maryland office of Stifel, Nicolaus & Co., Inc., a full-service regional brokerage and investment banking firm headquartered in St. Louis, Missouri. Mr. Phillips is an actuary and an associate of the Casualty Actuarial Society. He spent more than ten years as a reserving actuary for insurance companies including Zurich Insurance Group, the Travelers Insurance Corporation and GMAC Reinsurance Corporation, among others. From 2002 to 2004, Mr. Phillips served as a consulting actuary in the Philadelphia office of Milliman, Inc., a preeminent international actuarial consulting firm.
Mr. Phillips serves on our Compensation and Risk Management Committees. The Board of Directors believes that Mr. Phillips’ qualifications to serve as director include his extensive knowledge of the insurance industry gained from his many years of working in and analyzing the industry. Mr. Phillips is an independent director as defined in the NASDAQ Listing Rules.

Michael W. Phillips (Director since 2012)
VOTE REQUIRED AND BOARD RECOMMENDATION
Directors in uncontested elections are elected by a plurality of the votes cast, represented either in person or by proxy, by the shares entitled to vote in the election at the Annual Meeting at which a quorum is present. The plurality voting standard for director elections is the default standard under the Iowa Business Corporation Act unless our Articles of Incorporation provide otherwise. Our Articles of Incorporation do not currently specify the voting standard for director elections. Proposal Two contained in this proxy statement provides for a shareholder vote to approve an amendment to our Articles of Incorporation to provide for majority voting in uncontested director elections. In tabulating the voting results for the election of directors, “FOR” votes are counted in favor of the election of a director, and “WITHHOLD” votes are counted against the election of a director. Abstentions will not affect the election of directors because in tabulating the voting results for the election of directors, only “FOR” and “WITHHOLD” votes are counted. Shareholders do not have the right to cumulate their votes in the election of directors.
The Board of Directors recommends a vote FOR the election to the Board of each of the director nominees identified in this proxy statement.

CONTINUING DIRECTORS NOT UP FOR ELECTION
The following individuals are continuing members of our Board of Directors who are not up for election at the Annual Meeting.
Directors (Class B) – Terms Expiring in 2016

Mr. Besong, 61, is Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins, a Fortune 500 company based in Cedar Rapids, Iowa, that provides aviation electronics for both commercial and military aircraft and that has a class of securities registered pursuant to Section 12 of the Exchange Act. He was appointed Senior Vice President and Chief Information Officer in 2003. Beginning in 1979, when he joined Rockwell Collins as a chemical engineer, Mr. Besong has held management roles having increasingly more responsibility within the company including, vice president of e-Business and Lean ElectronicsSM, head of the SAP initiative and Director of the Printed Circuits and Fabrication businesses.
Mr. Besong is a strong community supporter and member of various industry and community boards. He serves on the boards of directors of Lean Aerospace Initiative (LAI), Junior Achievement (Cedar Rapids area), Mercy Medical Center, Iowa Public Television Foundation and Technology Association of Iowa (TAI) CIO Advisory Board; he serves as a member and former chair of the executive board of TAI.
Mr. Besong’s business background provides him with a very strong understanding of technological advances critical to the insurance industry. The Board of Directors believes that Mr. Besong’s qualifications to serve as director include his business acumen and distinguished management career as an officer and information technology expert of a Fortune 500 company. Mr. Besong currently serves on our Audit and Risk Management Committees. Mr. Besong is an independent director as defined in the NASDAQ Listing Rules.

John-Paul E. Besong (Director since 2013)

Mr. Noyce, 59, has a strong business, accounting and insurance industry background, with extensive public company experience. Before retiring, Mr. Noyce had nearly three decades of experience in the financial services industry, most recently as Chief Executive Officer and director of FBL Financial Group, Inc. (“FBL”), an insurance holding company headquartered in West Des Moines, Iowa. While at FBL, Mr. Noyce served as Chief Executive Officer and director from January 2007 until May 2009, Chief Financial Officer from January 1996 until January 2007 and Chief Administrative Officer from July 2002 until January 2007. From January 2000 to July 2002 he was Executive Vice President and General Manager of the property-casualty companies managed by FBL. Mr. Noyce began his employment with FBL and its affiliates in 1985. From August 2009 until November 2010, Mr. Noyce served as the Senior Advisor and Major Gifts Officer for the Athletics Department of Drake University, a private university in Des Moines, Iowa.
Mr. Noyce has held or still holds numerous professional certifications and designations including certified public accountant; Fellow, Casualty Actuarial Society; Associate, Society of Actuaries; Fellow, Life Management Institute; and Member, American Academy of Actuaries. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs and was inducted into the American Institute of Certified Public Accountants’ Business and Industry Hall of Fame in 2007.

James W. Noyce (Director since 2009)

Since August 2009, Mr. Noyce has been a director of West Bancorporation, Inc., West Des Moines, Iowa, a bank holding company that has a class of securities registered pursuant to Section 12 of the Exchange Act. Mr. Noyce serves as the audit committee chair of West Bancorporation, Inc. He also serves or has served on several community boards, including the United Way of Central Iowa, the Greater Des Moines Partnership, Grandview University, Special Olympics Iowa, and the Mid-Iowa Council of Boy Scouts of America.
Mr. Noyce serves as the Chair of our Audit Committee and has the professional and business experience to qualify as an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act. Mr. Noyce also serves on our Compensation and Nominating and Governance Committees. The Board of Directors believes that Mr. Noyce’s qualifications to serve as director include his extensive background and experience in the insurance industry and his public company, executive leadership and management experience. Mr. Noyce is an independent director as defined in the NASDAQ Listing Rules.

Ms. Quass, 65, is President and Chief Executive Officer of NRG Media, LLC, headquartered in Cedar Rapids, Iowa, a position that she has held since 2005. NRG Media, LLC is a broadcast group consisting of 42 analog radio stations and 20 digital streaming radio stations in the Midwest. Ms. Quass previously served as President and Chief Executive Officer of New Radio Group, LLC, from 2002 to 2005. She also served as President and CEO of Central Star, a division of Capstar Broadcasting Partners, Inc. from 1998 through the merger of Capstar Broadcasting Partners, Inc. in 2001 into AMFM. She purchased her first radio stations in 1988, with the formation of QBC.
Ms. Quass has a strong business background and has been a long time community leader and supporter. She serves on the board of directors for Van Meter Inc., a distributer of electrical and mechanical supplies, services and solutions in Cedar Rapids, Iowa and the Cedar Rapids, Iowa region of U.S. Bank. Ms. Quass’ service extends to community boards as Chair for Mercy Medical Center in Cedar Rapids, Iowa; Past Chair of the Entrepreneurial Development Center, a public/private sponsored business accelerator in Cedar Rapids, Iowa; Trustee of United Way East Central Iowa; and past Chair of the Cedar Rapids Chamber of Commerce.
Ms. Quass is involved in professional organizations including service on the Board of Directors and Executive Committee of the National Association of Broadcasters and the Radio Advertising Bureau Executive Committee, and as Treasurer of the QMac IBA Foundation and past Chair of the Iowa Broadcasters Association. Ms. Quass has been recognized by the broadcast industry. Radio Ink Magazine named her Broadcaster of the Year for 1999, and one of the 40 Most Powerful Broadcasters for 2005 through 2010. She has been inducted into the Iowa Broadcasters Association Hall of Fame and is the recipient of the Rivers Humanitarian Award.
Her service as our director provides her with a very strong understanding of the insurance industry in general and our business operations in particular. Ms. Quass is Chair of our Compensation Committee and also serves on our Nominating and Governance and Risk Management Committees. The Board of Directors believes that Ms. Quass’ qualifications to serve as director include her executive leadership, management experience and understanding of the insurance industry. Ms. Quass is an independent director as defined in the NASDAQ Listing Rules.

Mary K. Quass (Director since 1998)

Mr. Skogman, 64, possesses a strong business background. Since 1990, he has served as President of Skogman Construction Co. of Iowa, a company that specializes in residential construction and real estate sales, primarily in Cedar Rapids, Iowa. Skogman Homes has built over 6,200 homes since Mr. Skogman became President and was recognized as the 168th largest builder in the country for 2013. With over 220 agents, Skogman Realty is recognized as the 68th largest independent real estate company in the country. Mr. Skogman also owns an interest in a property-casualty insurance agency. He was inducted into the Cedar Rapids Area Homebuilders Association Hall of Fame.
Mr. Skogman is a long-time active community leader and supporter, with service to many diverse organizations including as director and past Chairman of the Board of Mercy Medical Center and as a director on the Board of the National Czech & Slovak Museum & Library, in Cedar Rapids, Iowa. Mr. Skogman is a past director of the Cedar Rapids Chamber of Commerce and is a past chair of Cedar Rapids Priority One, an economic development organization within the Chamber of Commerce.
Mr. Skogman currently chairs our Nominating and Governance Committee and serves as a member of our Audit, Executive and Investment Committees. Through his prior business experience and his service to us, Mr. Skogman has a broad and strong understanding of our Company and our business. The Board of Directors believes that Mr. Skogman’s qualifications to serve as director include his business acumen, executive leadership, management experience and his understanding of the insurance industry, gained from his many years of service to our Company. Mr. Skogman is an independent director as defined in the NASDAQ Listing Rules.

Kyle D. Skogman (Director since 2000)
Directors (Class A) – Terms Expiring in 2017

Mr. Carlton, 46, has a strong international business background and extensive experience within the finance and accounting functions in a global public company. Since 2007, he has held the position of President of SGL Carbon LLC, Charlotte, North Carolina, a subsidiary of SGL Carbon Group, Wiesbaden, Germany, a leading worldwide manufacturer of carbon-based products with 42 facilities worldwide, including 12 locations in North America. From 2002 until 2007, Mr. Carlton served as Vice President of Finance and Controlling for the largest business unit of SGL Carbon Group, and in that capacity was responsible for the controlling, finance and accounting functions. Since beginning his career with SGL Carbon Group in 1994, Mr. Carlton has worked in a variety of accounting and financial positions at various locations within and outside of the US.
Mr. Carlton holds a bachelors degree in financial management, a Masters of Business Administration degree and completed the Senior Executive Education Program at the London Business School. The Board of Directors believes that Mr. Carlton brings a depth of public company management experience to our Board. Currently he is responsible for an organization with over $500 million in annual revenue covering seven subsidiaries with over 1,400 employees. He has a strong background in finance, with particular expertise in accounting and financial oversight and reporting. Mr. Carlton also has insurance experience on both a domestic and international scale.
Mr. Carlton is actively involved on corporate boards and in the community. He serves on the board of SGL Automotive Carbon Fibers, a joint venture between SGL Group and BMW. He is also a director of the Carolina chapter of the National Association of Corporate Directors (“NACD”) and is a registered NACD Governance Fellow. Mr. Carlton serves on the board of the German Language and Culture Foundation of Charlotte, North Carolina.

Scott L. Carlton (Director since 2012)

Mr. Carlton currently serves on our Audit and Compensation Committees. He is a first cousin by marriage to Mr. Drahozal. Mr. Carlton is an independent director as defined in the NASDAQ Listing Rules and has the professional and business experience to qualify as an audit committee financial expert as defined by Item 407 (d)(5) of Regulation S-K under the Exchange Act.

Mr. Hultquist, 59, has a strong business background and extensive experience with public companies. He is the President, Chief Executive Officer, and a director of QCR Holdings, Inc., a multi-bank holding company he co-founded that is headquartered in Moline, Illinois, and that has a class of securities registered pursuant to Section 12 of the Exchange Act. He has served in those positions since 1993. From 1977 to 1993, Mr. Hultquist was a certified public accountant (and a partner from 1987 to 1993) with KPMG Peat Marwick and McGladrey & Pullen, LLP, national tax and accounting firms. As a certified public accountant, Mr. Hultquist provided services to and advised a wide range of businesses.
Mr. Hultquist is an active, long-time community leader and supporter, being previously involved as a director and past Chairman of the PGA TOUR John Deere Classic golf tournament, a director of The Robert Young Center for Mental Health, a trustee and past Chairman of Augustana College. Mr. Hultquist is currently chair and a member of the Board of the Quad Cities Chamber of Commerce. He serves on the board of the Rock Island County Children’s Advocacy Center and participates in Big Brothers/Big Sisters.
Mr. Hultquist chairs our Risk Management Committee and is a member of our Investment Committee. Through his professional and business background and his service to us, Mr. Hultquist has a broad and strong understanding of our Company and business and the operations of a public company. The Board of Directors believes that Mr. Hultquist’s qualifications to serve as director include his business acumen, executive leadership and management experience, accounting background and extensive experience with public companies. Mr. Hultquist is an independent director as defined in the NASDAQ Listing Rules.

Douglas M. Hultquist (Director since 2007)

Ms. Mahon, 63, was an Adjunct Professor of Law at the University of Iowa College of Law, Iowa City, Iowa, where she periodically taught business law from 1998 until 2009. She has a strong public company background, having served from 1986 to 1990 as Senior Vice President and General Counsel of Teleconnect Company and its successor, Telecom USA, both of which had classes of securities registered pursuant to Section 12 of the Exchange Act at the time she was employed by them. From 1993 until 1998, Ms. Mahon served as Senior Vice President and General Counsel for McLeodUSA, Inc., Cedar Rapids, Iowa, a company that, at the time, had a class of securities registered pursuant to Section 12 of the Exchange Act. McLeodUSA, Inc. provided integrated communications services to its customers.
Ms. Mahon serves on our Compensation and Risk Management Committees. The Board of Directors believes that Ms. Mahon’s qualifications to serve as director include her extensive legal experience with public companies and her knowledge of the insurance industry gained from her years of service to our Company. Ms. Mahon also serves as a member of the Board of Directors of the University of Iowa Foundation. Ms. Mahon is an independent director as defined in the NASDAQ Listing Rules.

Casey D. Mahon (Director since 1993)

Mr. Ramlo, 54, has served as our President and Chief Executive Officer since May 2007. He previously served as Chief Operating Officer (May 2006 – May 2007), as Executive Vice President (May 2004 – May 2007), and as Vice President, Fidelity and Surety (November 2001 – May 2004). Mr. Ramlo has been with the Company since 1984 and has a very strong knowledge of our business and the insurance industry. He holds numerous professional insurance designations, including Chartered Property and Casualty Underwriter, Associate in Fidelity and Surety Bonding, Associate in Management and Associate in Risk Management.
Mr. Ramlo is a long-time community leader and supporter, with service to many diverse organizations. He serves as a director of Cedar Rapids Metro Economic Alliance, an economic development organization, a member of the board of trustees of the Cedar Rapids Museum of Art, a member of The University of Northern Iowa School of Business Executive Advisory Board, a trustee on The Iowa College Foundation Board and a trustee of the Eastern Iowa Branch of the Juvenile Diabetes Research Foundation International. He also serves on the Self-Supported Municipal Improvement District board of the Cedar Rapids Downtown District.
Mr. Ramlo serves on our Executive, Investment and Risk Management Committees. The Board of Directors believes that Mr. Ramlo’s qualifications to serve as director include his extensive experience in the insurance industry and with our Company as well as his executive leadership and management experience. Mr. Ramlo is not an independent director as defined in the NASDAQ Listing Rules due to his employment by our Company.

Randy A. Ramlo (Director since 2008)

Susan E. Voss, age 59, joined American Enterprise Group, Inc. as its Vice President and General Counsel in November 2013. Headquartered in Des Moines, Iowa, American Enterprise Group provides personal and customized health and life insurance solutions for individuals, families and small business owners.
Prior to joining American Enterprise Group, Inc., Ms. Voss had her own consulting firm, Voss Consulting, LLC, which provided consulting and expert witness services in the areas of insurance and financial product regulation and compliance issues. Before Voss Consulting, Ms. Voss worked in Iowa state government for 31 years, the last 20 of which were spent with the Iowa Insurance Division. In 2005 she was appointed by then-Governor Tom Vilsack to serve as Iowa Insurance Commissioner, a position she held until 2013. Ms. Voss was elected by her peers as an officer of the National Association of Insurance Commissioners (“NAIC”) in 2007 and served as its President in 2011. During her time as Iowa Insurance Commissioner and her tenure with the NAIC, Ms. Voss served on a number of NAIC committees including: Market Conduct and Regulation Committee (which she chaired from 2005 to 2006), the Principles-Based Reserving Working Group (which she chaired in 2012), International Insurance Committee (which she chaired in 2012), Life and Annuities Committee, Financial Condition Committee and Financial Regulation Standards and Accreditation Committee.

Susan E. Voss (Director since 2014)

Ms. Voss has received several recognitions of her service over the years including the Des Moines Business Record Woman of Influence 2006, the Simpson College Hall of Fame 2009 and her 2013 induction into the Iowa Insurance Hall of Fame. Ms. Voss has a history of community service and involvement including President of the Library Board of Des Moines, a member of the Des Moines Library Foundation Board, a member of the Des Moines Pastoral Counseling Center Board and President of the Iowa State Chapter of the P.E.O. Sisterhood.
The Board of Directors believes that Ms. Voss’ qualifications to serve as director includes her distinguished service in and extensive knowledge of the insurance industry. Ms. Voss currently serves on our Compensation and Risk Management Committees. Ms. Voss is an independent director as defined in the NASDAQ Listing Rules.

PROPOSAL TWO – APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
Description of the Proposal
The Board of Directors has approved and adopted, and recommends that our shareholders approve and adopt, an amendment to the Company’s Articles of Incorporation to provide that, in uncontested elections, directors shall be elected by a majority of votes cast by shareholders rather than a plurality of votes cast. In uncontested elections, the number of director candidates equals the number of seats available on the Board of Directors.
If this Proposal Two is approved by our shareholders, Article VII, Section 1.a. of our current Articles of Incorporation would be amended to add the following statement:
“Directors will be elected by the vote of the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person or by proxy and entitled to vote; provided, however, directors will be elected by a plurality of the votes cast at any meeting at which a quorum is present and for which one or more nominations of persons for election to the Board of Directors has been properly received pursuant to the procedures set forth in the Bylaws so that, on the tenth (10th) day before the Corporation first mails its notice for such meeting to the shareholders, the number of nominees for director is greater than the number of directors to be elected.”
The complete text of Article VII, Section 1.a. of our Articles of Incorporation, as it is proposed to be amended, is reproduced in Appendix A to this proxy statement.
Reason for the Proposal
Section 490.728(1) of the Iowa Business Corporation Law states that “[u]nless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the shares entitled to be voted in the election at a meeting at which a quorum is present.” As a result, plurality voting serves as the default standard for the election of corporate directors in Iowa. The Company’s Articles of Incorporation are currently silent on the matter of the voting standard to be used in uncontested director elections.
Plurality voting is a simple means of determining the outcome of a director election. To win, a director candidate needs to simply receive more votes for a board seat than any other director candidate. A plurality standard means that director candidates who receive the most “FOR” votes are automatically elected, regardless of the number of “WITHHOLD” votes against them. Under a plurality standard in an uncontested election, a director may be elected with only one “FOR” vote even though all other votes are “WITHHELD” against the director candidate. Therefore, under a plurality standard a nominee may be elected to our Board of Directors despite minimal shareholder support.

If the proposed amendment is adopted, in uncontested elections, directors may be elected only by a majority of the votes cast. This means that to be elected, the number of votes cast “FOR” a director candidate must exceed the number of votes “WITHHELD” against that director candidate. Abstentions and broker non-votes are not counted as votes cast “FOR” or “WITHHELD” against a director candidate.
The Board of Directors believes that majority voting will enhance the accountability of directors to the Company’s shareholders. It should be noted that approval of the proposed amendment would align the Company’s policy on uncontested director elections with a substantial majority of companies in the S&P 500, which have adopted a majority voting standard. In light of this trend, and upon the recommendation of the Nominating and Governance Committee, the Board of Directors determined that adopting majority voting in uncontested director elections was advisable as a matter of good corporate governance and directed that the proposed amendment be submitted to our shareholders for approval at the Annual Meeting.
If our shareholders approve this Proposal Two, the Company will file Articles of Amendment setting forth the proposed amendment with the Iowa Insurance Division and the Secretary of State of the State of Iowa promptly following the Annual Meeting. The Articles of Amendment would become effective immediately upon filing. If this Proposal Two is not approved, our Articles of Incorporation would remain unchanged and plurality voting would continue to apply to our director elections.
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of the amendment to our Articles of Incorporation to provide for majority voting in uncontested director elections requires the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Company Common Stock. In tabulating the voting results for approval of the amendment to our Articles of Incorporation, abstentions will have the effect of a vote “AGAINST” the proposal because all shares of Company Common Stock are counted.
The Board of Directors recommends a vote FOR the approval of the amendment to our Articles of Incorporation to provide for majority voting in uncontested director elections.
PROPOSAL THREE – RATIFICATION OF THE AUDIT
COMMITTEE’S APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2015 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives from Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate shareholder questions. Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Articles of Incorporation, Bylaws or otherwise, the Board of Directors is seeking ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm.
FEES BILLED TO UNITED FIRE GROUP, INC. DURING 2014 AND 2013
The following table represents the total fees billed, or expected to be billed, for services rendered to us by Ernst & Young LLP for the fiscal years ended December 31, 2014, and December 31, 2013, respectively:

Services	2014 Fees	2013 Fees
Audit (1)	$1,394,300	$1,384,000
Audit-Related (2)	—	55,000
Tax (3)	80,000	117,800
All Other (4)	—	—
Total Fees:	$1,474,300	$1,556,800

(1)
Audit Fees. “Audit” fees consist of fees for professional services rendered for the audit of United Fire Group, Inc.’s Consolidated Financial Statements and internal control over financial reporting, review of the interim Consolidated Financial Statements included in quarterly reports, services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, and services that generally only the independent registered public accounting firm can reasonably provide.

(2)
Audit-Related Fees. “Audit-Related” fees consist of fees for assurance and related services that are traditionally performed by the independent registered public accounting firm and are reasonably related to the performance of the audit or the review of our financial statements, but are not reported as “Audit” fees. During 2014 there were no audit-related fees billed to us by Ernst & Young LLP. Audit-related fees billed to us by Ernst & Young LLP in 2013 related to the audit of our employee benefit plans, including our 401(k) Plan and our defined benefit pension plan.

(3)	Tax Fees. Tax fees billed to us by Ernst & Young LLP in 2014 and 2013 related to tax compliance, tax advice, or tax planning services rendered to us.

(4)	All Other Fees. During 2014 and 2013, there were no fees billed to us by Ernst & Young LLP for any professional services rendered other than those described above.
AUDIT COMMITTEE PRE-APPROVAL
The Audit Committee of our Board of Directors is governed by a charter that requires the Audit Committee to appoint, evaluate, and oversee our independent registered public accounting firm. As part of its responsibilities, the Audit Committee reviews and approves the provision of all audit and non-audit services for the purpose of assuring the independence of our independent auditors. The Audit Committee preapproved all of the services provided and the fees charged by Ernst & Young LLP during 2014 and 2013.
VOTE REQUIRED AND BOARD RECOMMENDATION
Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes cast on this proposal. In tabulating the voting results for the ratification of the appointment of Ernst & Young LLP, abstentions will not affect the voting results on this proposal because only “FOR” and “AGAINST” votes are counted.
The Audit Committee and the Board of Directors recommend a vote FOR ratification of the Audit Committee’s appointment of Ernst & Young LLP as United Fire Group, Inc.’s independent registered public accounting firm for 2015.

REPORT OF THE AUDIT COMMITTEE*
March 2015
The Audit Committee reviews United Fire Group, Inc.’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In accordance with standards established by the Public Company Accounting Oversight Board (United States), Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an audit of United Fire Group, Inc.’s Consolidated Financial Statements, assessing the effectiveness of United Fire Group, Inc.’s internal control over financial reporting and issuing reports thereon. The Audit Committee monitors these processes. The Audit Committee consists entirely of independent directors and operates pursuant to a charter adopted by it and by the Board of Directors. The Audit Committee met five (5) times during 2014.
The Audit Committee has:

•	reviewed and discussed the audited Consolidated Financial Statements with management;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•
received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	discussed with the independent auditors, the auditors' independence.
The Audit Committee has discussed with United Fire Group, Inc.’s internal auditor and with Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and Ernst & Young LLP both with and without management present, to discuss the results of their examinations, the evaluations of United Fire Group, Inc.’s internal controls and the overall quality of United Fire Group, Inc.’s financial reporting process.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited Consolidated Financial Statements be included in United Fire Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Audit Committee appointed Ernst & Young LLP as United Fire Group, Inc.’s independent registered public accounting firm for the year ending December 31, 2015 and recommends that the shareholders ratify the appointment.
Audit Committee Members
James W. Noyce, Chair
John-Paul E. Besong
Scott L. Carlton
Christopher R. Drahozal
Jack B. Evans
George D. Milligan
Kyle D. Skogman

*
This report is not “soliciting material” and is not deemed “filed” with the Securities and Exchange Commission (“SEC”). The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include this report unless such report is specifically stated to be incorporated by reference into such document.

PROPOSAL FOUR – SHAREHOLDER ADVISORY VOTE
TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
SAY-ON-PAY ADVISORY VOTE
As required pursuant to Section 14A of the Exchange Act, shareholders have the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers (“Say-on-Pay Vote”). Our Board of Directors is committed to corporate governance best practices and recognizes the interest of shareholders in executive compensation matters. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will review the voting results and consider the constructive feedback obtained through the shareholder advisory vote in making decisions about future compensation arrangements for our named executive officers.
Based on the voting results of the 2011 Annual Meeting with respect to the frequency of future Say-on-Pay votes, the Board has decided to include a Say-on-Pay vote in our proxy statement on an annual basis until the next required advisory vote on the frequency of future Say-on-Pay votes.
As discussed in the Compensation Discussion and Analysis section beginning on page 33 of this proxy statement, the Board of Directors believes that our current executive compensation program directly links executive compensation to our Company’s performance and aligns the interests of our named executive officers with those of our shareholders. For example:

•	Our executive compensation encourages executive decision-making that is aligned with the long-term interests of our shareholders.

•	Bonuses and equity awards for named executive officers are tied to specific performance goals.

•
We encourage long-term stock ownership by our executive officers with award features such as 20 percent vesting of stock option awards beginning on the first anniversary of the grant and no vesting of restricted stock until the fifth anniversary of the grant.

•	We have adopted stock ownership guidelines for our executive officers.

•	Our compensation uses a balance of short- and long-term performance metrics to encourage the efficient management of our business and minimize excessive risk-taking.
The Board of Directors believes that United Fire Group, Inc.’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section beginning on page 33 of this proxy statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to United Fire Group, Inc.’s named executive officers as described in the Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis section, the compensation tables and other narrative disclosure, contained therein, is hereby APPROVED.”
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of the resolution regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this proposal. In tabulating the voting results for the resolution regarding executive compensation, abstentions will not affect the voting results on this proposal because only “FOR” and “AGAINST” votes are counted.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information as of March 23, 2015, with respect to persons known to us to beneficially own more than five percent of the Company Common Stock. Except as otherwise indicated, each of the shareholders listed in the following table has sole voting and investment power over the shares beneficially owned:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Dee Ann McIntyre 1218 Bishops Lodge Road Santa Fe, New Mexico 87501-1099	3,469,537	(1)	13.9%
Common	Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	2,130,724	(2)	8.5
Common	EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	1,972,739	(3)	7.9
Common	BlackRock, Inc. 55 East 52nd Street New York, New York 10022	1,865,600	(4)	7.4
Common	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,299,092	(5)	5.2

(1)
Based on a Schedule 13G (Amendment No. 5) filed with the SEC on February 13, 2015, the number of securities beneficially owned by Mrs. McIntyre as of December 31, 2014 includes: 2,504,999 shares for which Mrs. McIntyre holds sole voting and investment power; and 491,863 shares for which Mrs. McIntyre holds shared voting and investment power. According to her Form 5 filed with the SEC on February 13, 2015, Mrs. McIntyre is also the lifetime beneficiary of 449,675 shares held by the Dee Ann McIntyre Trust (irrevocable). According to Company records, Mrs. McIntyre holds stock options for 23,000 shares that are currently vested and exercisable on or before sixty (60) days from the date of this proxy statement.

(2)
Based on a Schedule 13G (Amendment No. 6) filed with the SEC on February 5, 2015, the number of securities beneficially owned by Dimensional Fund Advisors LP as of December 31, 2014 includes: 2,100,593 shares for which it holds sole voting power and 2,130,724 shares for which it holds sole investment power.

(3)
Based on a Schedule 13G (Amendment No. 13) filed with the SEC on February 17, 2015, the number of securities beneficially owned by EARNEST Partners, LLC as of December 31, 2014 includes: 723,945 shares for which it holds sole voting power, 273,696 shares for which it holds shared voting power and 1,972,739 shares for which it holds sole investment power.

(4)
Based on a Schedule 13G (Amendment No. 5) filed with the SEC on January 26, 2015, the number of securities beneficially owned by BlackRock, Inc. as of December 31, 2014 includes: 1,811,704 shares for which it holds sole voting power and 1,865,600 shares for which it holds sole investment power.

(5)
Based on a Schedule 13G filed with the SEC on February 10, 2015, the number of securities beneficially owned by The Vanguard Group as of December 31, 2014 includes: 31,610 shares for which it holds sole voting power, 1,268,582 shares for which it holds sole investment power and 30,510 shares for which it holds shared investment power.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our $0.001 par value Company Common Stock as of March 23, 2015, with respect to each of our directors, director nominees, named executive officers and all of our directors and executive officers as a group.
As of March 23, 2015, we had 24,998,528 shares of $0.001 par value Company Common Stock outstanding. Except as otherwise indicated, each of the shareholders listed in the following table has sole voting and investment power over the shares beneficially owned:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common	John-Paul E. Besong	3,564	(2)	*
Common	Scott L. Carlton	130,302	(3)	*
Common	Christopher R. Drahozal	900,754	(4)	3.6
Common	Barrie W. Ernst	36,487	(5)	0.1
Common	Jack B. Evans	53,967	(6)	*
Common	Kevin W. Helbing	2,440	(7)	*
Common	Douglas M. Hultquist	18,186	(8)	*
Common	Dianne M. Lyons	7,755	(9)	—
Common	Casey D. Mahon	30,003	(10)	*
Common	George D. Milligan	30,834	(11)	*
Common	James W. Noyce	13,186	(12)	*
Common	Michael W. Phillips	6,000	(13)	*
Common	Mary K. Quass	24,719	(14)	*
Common	Randy A. Ramlo	83,170	(15)	0.3
Common	John A. Rife	594,656	(16)	2.4
Common	Neal R. Scharmer	27,933	(17)	0.1
Common	Kyle D. Skogman	41,269	(18)	*
Common	Susan E. Voss	1,413	(19)	*
Common	Michael T. Wilkins	265,473	(20)	1.1
Common	All other executive officers (includes two additional persons)	33,331	(21)	0.1
Common	All directors and executive officers as a group	1,813,579	(22)	7.3%
* Indicates non-employee director ownership of less than 1 percent.

(1)	The inclusion in this table of any shares shown as beneficially owned does not constitute admission of beneficial ownership. None of the shares disclosed in the table are pledged as security.

(2)	Includes 2,862 shares owned individually by Mr. Besong and stock options for 702 shares that are exercisable by Mr. Besong on or before sixty (60) days from the date of this proxy statement.

(3)
Includes 92,053 shares owned individually by Mr. Carlton; 36,260 shares owned in accounts for the benefit of Mr. Carlton’s children; and stock options for 1,989 shares that are exercisable by Mr. Carlton on or before (60) days from the date of this proxy statement.

(4)
Includes 6,288 shares owned individually by Mr. Drahozal; 2,674 shares owned jointly by Mr. Drahozal and his wife; 243,086 shares owned individually by Mr. Drahozal’s wife; 74,714 shares owned in accounts for the benefit of Mr. Drahozal’s children; 491,863 shares owned by the McIntyre Foundation, of which Mr. Drahozal’s wife serves as one of three directors; 66,898 shares owned by the J. Scott McIntyre Trust

FBO the Kaye Drahozal Family, of which Mr. Drahozal and his wife serve as co-trustees; and stock options for 15,231 shares that are exercisable by Mr. Drahozal on or before sixty (60) days from the date of this proxy statement.

(5)
Includes 1,374 shares owned individually by Mr. Ernst; 5,875 shares owned in a Company 401(k) account for Mr. Ernst’s benefit; 446 shares held in an ESOP account for Mr. Ernst’s benefit; 1,086 shares held individually by Mr. Ernst’s wife; and stock options for 27,706 shares that are exercisable by Mr. Ernst on or before sixty (60) days from the date of this proxy statement.

(6)
Includes 36,260 shares owned individually by Mr. Evans; 2,000 shares held in a 401(k) account for Mr. Evan’s benefit; 3,674 shares held in an individual retirement account for Mr. Evans’ benefit; 2,024 shares held in an IRA account for the benefit of Mr. Evans’ wife; and stock options for 10,009 shares that are exercisable by Mr. Evans on or before sixty (60) days from the date of this proxy statement.

(7)
Includes 65 shares held in an ESOP account for Mr. Helbing's benefit and stock options for 2,375 shares that are exercisable by Mr. Helbing on or before sixty (60) days from the date of this proxy statement.

(8)	Includes 6,288 shares owned individually by Mr. Hultquist and stock options for 11,898 shares that are exercisable by Mr. Hultquist on or before sixty (60) days from the date of this proxy statement.

(9)
These are shares that are known to be owned by Ms. Lyons since her separation from the Company on November 14, 2014. Includes 2,551 shares owned individually by Ms. Lyons; 3,780 shares owned in a Company 401(k) account for Ms. Lyons’ benefit and 1,424 shares held in an ESOP account for Ms. Lyons’ benefit.

(10)
Includes 13,772 shares owned individually by Ms. Mahon; 1,000 shares held in an individual retirement account for Ms. Mahon’s benefit; and stock options for 15,231 shares that are exercisable by Ms. Mahon on or before sixty (60) days from the date of this proxy statement.

(11)	Includes 15,603 shares owned individually by Mr. Milligan and stock options for 15,231 shares that are exercisable by Mr. Milligan on or before sixty (60) days from the date of this proxy statement.

(12)
Includes 4,288 shares owned individually by Mr. Noyce; 2,000 shares held in a trust account for Mr. Noyce’s wife and stock options for 6,898 shares that are exercisable by Mr. Noyce on or before sixty (60) days from the date of this proxy statement.

(13)
Includes 2,911 shares owned individually by Mr. Phillips; 1,100 shares held in an individual retirement account for Mr. Phillips’ benefit; and stock options for 1,989 shares that are exercisable by Mr. Phillips on or before sixty (60) days from the date of this proxy statement.

(14)	Includes 9,488 shares owned individually by Ms. Quass and stock options for 15,231 shares that are exercisable by Ms. Quass on or before sixty (60) days from the date of this proxy statement.

(15)
Includes 10,185 shares owned individually by Mr. Ramlo; 900 shares owned jointly by Mr. Ramlo and his wife; 350 shares owned individually by Mr. Ramlo’s wife; 1,786 shares held in an ESOP account for Mr. Ramlo’s benefit; and stock options for 69,949 shares that are exercisable by Mr. Ramlo on or before sixty (60) days from the date of this proxy statement.

(16)
Includes 2,288 shares owned individually by Mr. Rife; 22,160 shares owned jointly by Mr. Rife and his wife; 1,378 shares owned individually by Mr. Rife’s wife; 6,635 shares held in an individual retirement account for Mr. Rife’s benefit; 434 shares held in a simplified employee pension account for Mr. Rife’s benefit; 491,863 shares owned by the McIntyre Foundation, for which Mr. Rife serves as one of three directors; and stock options for 69,898 shares that are exercisable by Mr. Rife on or before sixty (60) days from the date of this proxy statement.

(17)
Includes 3,309 shares owned individually by Mr. Scharmer; 958 shares held in a Company 401(k) account for Mr. Scharmer’s benefit; 850 shares held in an ESOP account for Mr. Scharmer’s benefit; and stock options for 22,816 shares that are exercisable by Mr. Scharmer on or before sixty (60) days from the date of this proxy statement.

(18)
Includes 2,288 shares owned individually by Mr. Skogman; 200 shares held in an individual retirement account for Mr. Skogman’s benefit; 1,670 shares held in a simplified employee pension account for Mr. Skogman’s benefit; 16,230 shares owned jointly by Mr. Skogman and his wife; 3,500 shares owned by Mr. Skogman’s wife; 2,000 shares held in a trust account for Mr. Skogman’s wife; 150 shares held in an individual retirement account for the benefit of Mr. Skogman’s wife; and stock options for 15,231 shares that are exercisable by Mr. Skogman on or before sixty (60) days from the date of this proxy statement.

(19)	Includes 1,313 shares owned individually by Ms. Voss and 100 shares owned jointly by Ms. Voss and her husband.

(20)
Includes 7,285 shares owned individually by Mr. Wilkins; 2,321 shares held in a Company 401(k) account for Mr. Wilkins’ benefit; 214,637 shares held in the ESOP for which Mr. Wilkins serves as one of two plan trustees (only 1,871 of these plan shares are held for Mr. Wilkins’ benefit); and stock options for 41,230 shares that are exercisable by Mr. Wilkins on or before sixty (60) days from the date of this proxy statement. Mr. Wilkins disclaims beneficial ownership of any shares owned by the ESOP that are not allocated specifically for his benefit.

(21)
Includes 2,107 shares owned individually by the executive officers not otherwise named; 2,506 shares held in a Company 401(k) account for the benefit of the executive officers not otherwise named; 1,864 shares held in ESOP accounts for the benefit of the executive officers not otherwise named; and stock options for 27,239 shares that are exercisable by the executive officers not otherwise named on or before sixty (60) days from the date of this proxy statement.

(22)
Because the shares owned by the McIntyre Foundation are attributed to both Mr. Drahozal and Mr. Rife., we have deducted 491,863 shares from the total number of shares owned by all officers, directors and director nominees to eliminate double counting.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
We have a stock plan that authorizes United Fire Group, Inc. to grant incentive stock options, nonqualified stock options, unrestricted and restricted stock, and stock appreciation rights to acquire 3,400,000 shares of Company Common Stock, with 1,646,947 shares available for future issuance at December 31, 2014. The plan is administered by our Board of Directors. The Board has the authority to determine which employees (including affiliate company employees) will receive incentive stock options, and which employees (including affiliate company employees) and persons to whom offers of employment have been extended will receive nonqualified stock options, stock awards, and stock appreciation rights. The Board also has authority to determine when plan awards will be granted and the terms and conditions of those awards. The Board may also take any action it deems necessary and appropriate for the administration of the plan. Stock options are granted to buy shares of our common stock at the market value of the stock on the date of grant. Stock options granted to date vest and are exercisable in installments of 20 percent of the number of shares covered by the option award each year from the grant date. To the extent not exercised, installments shall accumulate and be exercisable by the optionee, in whole or in part, in any subsequent year included in the option period, but not later than ten (10) years from the grant date. Stock options have historically been granted free of charge to eligible recipients as designated by the Board of Directors.
We have a nonqualified non-employee director stock option and restricted stock plan that authorizes United Fire Group, Inc. to grant restricted stock and nonqualified stock options to purchase 300,000 shares of United Fire Group, Inc.’s common stock, with 87,194 shares available for future issuance at December 31, 2014. The Board has the authority to determine which non-employee directors receive options and restricted stock, when options and restricted stock shall be granted, the option price, the option expiration date, the date of grant, the vesting schedule of options and restricted stock or whether the shares shall be immediately vested, the terms and conditions of options and restricted stock (other than those terms and conditions set forth in the plan) and the number of shares of common stock to be issued pursuant to an option agreement or restricted stock agreement. The Board may also take any action it deems necessary and appropriate for the administration of the plan.
The number of securities to be issued upon exercise of outstanding restricted awards and options awards and the number of securities available for future grant under our equity compensation plans at December 31, 2014, are displayed in the following table:
Equity Compensation Plan Information – 2014

Equity Compensation Plans Approved by Security Holders	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Nonqualified Stock Plan:
Nonqualified Incentive Stock Options	1,178,318	$28.87	1,646,947	(1)
Nonqualified Nonemployee Director Stock Option and Restricted Stock Plan:
Nonqualified Incentive Stock Options	179,971	$27.60	87,194	(2)
Total:	1,358,289	$28.70	1,734,141

(1)	All of the securities remaining available for issuance under this plan may be issued as unrestricted or restricted stock, stock options or stock appreciation rights.

(2)	All of the securities remaining available for issuance under this plan may be issued as either restricted stock or stock options.
At December 31, 2014, we had 86,893 shares of unvested restricted stock awards outstanding under our Nonqualified Stock Plan, of which: (i) 25,780 were granted in February 2011 at a fair market value of $20.54 per share; (ii) 22,837 were granted in February 2013 at a fair market value of $23.96 per share; and (iii) 38,276 were granted in February 2014 at a fair market value of $29.61 per share. Unless forfeited, these awards become fully vested five years after their grant date. At December 31, 2014, we had 16,718 shares of unvested restricted stock awards outstanding under our Nonqualified Nonemployee Director Stock Option and Restricted Stock Plan. These awards were granted in May 2014 at a fair market value of $27.21 per share and, unless forfeited, become fully vested three years after their grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of Company Common Stock and other equity securities with the SEC. SEC regulations require us to identify in this proxy statement any Reporting Person who failed to timely file a report during the most recent calendar year. Based solely on our review of copies of reports filed under Section 16(a) and written representations made to us by Reporting Persons, we believe that all applicable filing requirements were complied with for the fiscal year ended December 31, 2014 with the following exception: a May 19, 2014 stock option exercise by Casey D. Mahon was reported two days late on her Form 4 filed May 23, 2014.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board of Directors is responsible for developing the philosophy and structure of the compensation program for our named executive officers. The Compensation Committee is also responsible for recommending the annual performance measures and compensation of our named executive officers and submitting those to the full Board of Directors for approval.
Executive Overview
Financial Results – Performance Highlights
Although the overall economy, the insurance market and the financial markets continued to present challenges for us and the insurance industry, in 2014 we experienced rate increases across nearly all lines of business. We also saw some positive signs in both the overall economy and the insurance industry, continuing a trend that started in late 2011.
Below is a brief summary of our fiscal year 2014 financial performance. With the exception of our combined ratio, the numbers below are presented according to U.S. Generally Accepted Accounting Principles. The combined ratio is a commonly used statutory accounting financial measure of property and casualty underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business.

•	Our return on equity decreased to 7.4 percent, down from 10.1 percent in 2013.

•	Our combined ratio increased to 97.8 percent, up from 94.8 percent in 2013.

•	Our net income decreased to $59.1 million, down from $76.1 million in 2013.

•	Our catastrophe losses for the year totaled $49.7 million, up from $30.2 million in 2013.

•	The book value of our common stock increased to $32.67, up from $30.87 in 2013.
During 2014, we experienced a positive effect on our performance through numerous corporate initiatives. Some of those initiatives included, but were not limited to: expansion of our geographic footprint into additional states; the live launch of our new claims system which will allow for more efficient processing of claims; the reengineering of our commission program; the development and implementation of our specialty line of business; the implementation of telematics technology in our personal lines business; and the launch of our 2020 Vision strategic plan.
Capital Management
In 2014, we declared and paid cash dividends of $0.78 per share to shareholders. We have paid a quarterly dividend every quarter since March 1968.

In 2014, we also repurchased 461,835 shares of our Company Common Stock at an average cost of $28.02 per share and a total cash outlay of $12.9 million. We are authorized by the Board of Directors to purchase an additional 1,608,282 shares of Company Common Stock under our current share repurchase program, which expires in August 2016. The amount and timing of any future repurchases will be at management’s discretion.
Changes During 2014
During 2014, we established an Executive Nonqualified Excess Plan for our executive officers. This plan is described in greater detail in the Nonqualified Deferred Compensation section of this proxy statement. In addition, during 2014, we entered into Change in Control Severance Agreements with all of our named executive officers except Mr. Helbing, who is serving as principal financial officer on an interim basis. These agreements are described in greater detail in the Potential Payments upon Termination or Change in Control - Change in Control Severance Agreements section of this proxy statement.
Ms. Dianne M. Lyons, former Senior Vice President and former Chief Financial Officer, left the Company on November 14, 2014. In connection with her separation from the Company, Ms. Lyons and the Company entered into an Employment Release Agreement effective December 26, 2014. The settlement amount was based on compliance by Ms. Lyons’ with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations. The settlement amount of the Agreement was $426,375 less necessary withholdings and deductions. The settlement will be paid in equal installments throughout 2015.
Changes Beginning in 2015
During 2014, we established a set of 2020 Vision goals and objectives for our Company. These goals and objectives relate to four key areas – our people, service, profit and growth. During 2015, we intend to continue evaluating and refining our compensation programs and practices to focus on how we can closely align the compensation of our named executive officers with our 2020 Vision goals and the creation of shareholder value.
Consideration of Say-on-Pay Results
In 2014, 97.6 percent of our shareholders who voted on the “say-on-pay” proposal at our 2014 Annual Meeting approved the compensation of our named executive officers as described in our 2014 proxy statement. The Compensation Committee carefully considered the results of this advisory, non-binding shareholder vote and did not implement any changes to the compensation programs for our named executive officers as a result of the shareholder vote.
Our Named Executive Officers
During 2014 our named executive officers were: Randy A. Ramlo, President, Chief Executive Officer and principal executive officer; Dianne M. Lyons, former Senior Vice President and former Chief Financial Officer; Kevin W. Helbing, Interim Principal Financial Officer, Assistant Vice President and Controller; Michael T. Wilkins, Executive Vice President and Chief Operating Officer; Barrie W. Ernst, Vice President and Chief Investment Officer; and Neal R. Scharmer, Vice President, General Counsel and Corporate Secretary.
Compensation and Benefits Philosophy
Compensation arrangements for our named executive officers are designed to:

•	attract and retain qualified individuals;

•	provide compensation that is fair, reasonable and competitive with our industry peers; and

•	provide sufficient incentive opportunities that are linked to the execution of our business strategy and the interests of our shareholders.

The Compensation Committee Charter governs the Compensation Committee’s activities and sets forth its responsibilities regarding compensation arrangements for our named executive officers. Some key features of that charter include:

•	The Compensation Committee must be composed of only independent directors, with a minimum of three members.

•	The Compensation Committee must meet at least twice each calendar year.

•
The Compensation Committee is directly responsible for and has the resources and authority to retain and compensate any outside counsel, expert, consultant or advisor it deems appropriate and necessary.

The responsibilities and functions of the Compensation Committee that relate to compensation of the named executive officers and our independent directors are as follows:

•	Annually review and recommend to the Board of Directors for approval the salaries, incentive awards and other compensation for all of our named executive officers;

•
Review and discuss with management the information reported in the Compensation Discussion and Analysis section of the Company’s proxy statement, and based on the review and discussions recommend to the Board of Directors that it be included in the proxy statement for our annual meeting and incorporated by reference in our Annual Report on Form 10-K;

•	Prepare and approve the Compensation Committee Report for inclusion in the proxy statement for our annual meeting;

•
Approve and grant, or recommend to the Board of Directors the approval and granting of stock options, restricted stock, and other types of equity-based compensation in accordance with the terms of our equity-based compensation plans;

•	Periodically review, evaluate and report to the Board of Directors concerning the competitiveness of our compensation programs for the named executive officers; and

•	Annually evaluate the Compensation Committee Charter and the Compensation Committee’s performance and make such reports to the Board of Directors as it deems warranted.
When determining the compensation levels for our named executive officers, the Compensation Committee considers the following principles:

•
Performance. The Compensation Committee has linked the compensation of our named executive officers to the Company’s attainment of key performance goals. The Compensation Committee considers the individual’s performance and contribution to Company performance and, where applicable, to their business unit performance. The Compensation Committee and Board of Directors believe that tying each named executive officer’s compensation to key performance goals creates an incentive for the executive to attain the Company’s objectives and further align his or her interests with our shareholders.

•
Fairness and Reasonableness. We strive to provide compensation and benefit programs that are fair and competitive with our industry peers, while reasonably rewarding our named executive officers for their service based on their performance.

•
Cost. We strive to provide appropriate incentives and motivation to our named executive officers that will continue to increase value to our shareholders by designing compensation programs that we believe are cost-effective and affordable.

Our Compensation Committee and Board of Directors use a comprehensive approach to determine the compensation of our named executive officers, including the use of both currently-paid and long-term incentive compensation. Currently-paid compensation, coupled with long-term incentives, provides the Compensation Committee and the Board of Directors the flexibility necessary to design a compensation program for our named executive officers that they consider to be fair, appropriate and competitive.
Competitive Market Review
The members of our Compensation Committee have engaged Compensation Resources, Inc. (“CRI”) as an independent compensation consultant to assist it in analyzing our peer groups and benchmarking the compensation of our named executive officers. The Compensation Committee used CRI’s Executive Compensation Study to evaluate the 2014 salaries of our named executive officers. As described below, CRI’s Executive Compensation Study used both peer group data and published survey data. The first group (Peer Group A) consists of six (6) peers that the Compensation Committee and Board of Directors consider to be closely matched to our Company, while the second group (Peer Group B) consists of seven (7) specialty line property and casualty companies. The Compensation Committee elected to use two separate peer groups because it believed that the two groups would present comparative information from a greater number of companies. The Compensation Committee did not establish a separate peer group for our life insurance segment because the life company represents a comparatively smaller percentage of our business.
Companies included in both of the peer groups met the following criteria:

•	Industry group - insurance carriers and property and casualty insurance, eliminating life companies

•	Geographic location - national

•	Assets - near $3.6 billion (consolidated group)

•	Premiums written - near $700 million (consolidated group)
Peer Group A and Peer Group B remained the same from 2013 to 2014 with the exception of Harleysville Group, Inc. and Tower Group, Inc. which were removed from Peer Group B because they were acquired by Nationwide Insurance and ACP Re, respectively. The 2014 peer groups for our consolidated insurance operations consisted of the following thirteen (13) companies:
Peer Group A

•	Donegal Group Inc.

•	EMC Insurance Group Inc.

•	Horace Mann Educators Corporation

•	Meadowbrook Insurance Group Inc.

•	Selective Insurance Group Inc.

•	State Auto Financial Corporation
Peer Group B

•	Amtrust Financial Services

•	Employers Holdings Inc.

•	Infinity Property & Casualty Corporation

•	Mercury General Corporation

•	Navigators Group Inc.

•	OneBeacon Insurance Group

•	RLI Corporation
In addition to peer group data, the CRI market study also utilized data from the following six (6) published salary surveys:

•	Benchmark Database Executive©; William M. Mercer

•	Comp Analyst; Salary.com/Kenexa for Professionals

•	CSR Top Management Compensation; Towers Watson

•	Executive Compensation – National Executive & Senior Management Compensation Survey©; CompData

•	Executive Salary Assessor©; Economic Research Institute (ERI)

•	Salary Budget Survey; WorldatWork
CRI’s Executive Compensation Study compared the base salaries of our named executive officers to a market consensus base salary at or near the 50th percentile of executive officers of companies within Peer Group A and Peer Group B. In arriving at its market consensus base salary, CRI compared peer data to published survey data. Data from Peer Group A, Peer Group B and published surveys was weighted with multiples of 3, 2 and 1, respectively. CRI gave peer data greater weight in relation to published survey data because it believes peer data is specific and more representative of the companies with which we compete for executive talent. In addition, CRI emphasized Peer Group A over Peer Group B because companies in Peer Group A were viewed to be most closely matched to the Company. The Compensation Committee determined that base salaries for our named executive officers should be within 90 percent to 100 percent of CRI’s market consensus base salary.
The Compensation Committee used CRI’s Executive Compensation Study and a number of other factors to determine the 2014 overall compensation of our named executive officers. The Compensation Committee also considered the Company’s performance during 2013, the cost of living and quality of life in the geographical areas in which the executive is located, the executive’s experience level, the responsibilities of the executive’s position, the executive’s role in maintaining a culture that values our employees, our existing compensation structure, and the relationship in compensation between our named executive officers and our other employees.
Risk Considerations
We believe that the design and objectives of our compensation program for named executive officers provides an appropriate balance of fixed compensation (base salary) and at-risk compensation (incentives). Total compensation of our named executive officers is intended to provide a balanced program that encourages the named executive officers to take appropriate risks aimed at improving Company performance and enhancing long-term shareholder value, while avoiding inappropriate risks. In this regard, our compensation program for named executive officers includes, among other things, the following design features:

•	a balanced mix of cash-based and equity-based compensation;

•	variable compensation based on a variety of key performance goals, including Company metrics, business unit metrics, where appropriate, and individual performance goals;

•	a balanced mix of short-term and long-term incentives;

•	threshold performance levels that must be achieved to earn incentives;

•	maximum award limits for annual incentive awards and equity-based compensation;

•	time-based vesting requirements for equity-based compensation; and

•	stock ownership guidelines for named executive officers.

Elements of Compensation
We compensate our named executive officers using direct compensation and Company-sponsored benefit plans. As direct compensation, we pay competitive base salaries and performance-based cash and equity awards. Our named executive officers participate in Company-sponsored health and welfare benefit plans available generally to all salaried employees of the Company. In addition, we provide nonqualified deferred compensation plans and limited perquisites to our named executive officers as discussed below.
Direct Compensation
During 2014, direct compensation consisted of (a) base salary, (b) annual performance-based cash awards, and (c) long-term equity-based awards. We pay these elements of direct compensation because we believe each of the following to be true:

•	a fair, reasonable and competitive base salary is essential to attract and retain strong management;

•	annual performance-based cash awards recognize and reward both individual achievement and the named executive officer’s role in overall Company performance; and

•	equity-based compensation helps our named executive officers to “think like owners” and, therefore, aligns their interests with those of our shareholders.
Base Salary
We establish base salary to recruit and retain experienced executives who can help us achieve our business goals. We determine a named executive officer’s initial base salary by considering a variety of factors, including the executive’s experience level, the responsibilities of the executive’s position, our existing compensation structure, compensation levels at peer companies, the cost of living and quality of life in the geographical area in which the executive is located and the executive’s role in maintaining a culture that values our employees. In addition, to determine increases in base salary, we consider individual and Company performance, pertinent experience with us, scope of responsibility and changes in our competitive marketplace.

•	Randy A. Ramlo - In establishing Mr. Ramlo’s base salary for 2014, the Compensation Committee considered the following factors when assessing his performance as CEO:

◦
Mr. Ramlo’s performance compared to his goals and objectives for 2013, which included the following: attaining specified targets relating to return on equity, written premium levels, investor visits, underwriting expense ratio and life company income; the expansion of certain business products; generating additional business from newly appointed agents in geographic areas where we are underrepresented; growing certain predetermined areas identified by the Board of Directors; increasing certain business written in our service center; establishing a new unit for specific products; establishing risk and capital statements; and establishing risk tolerance levels for presentation to our Board of Directors;

◦
factors that could hinder the achievement of Mr. Ramlo’s goals, including: failure to take advantage of hardening market conditions within the insurance industry; failure to successfully integrate technology initiatives while maintaining adequate security within our automation platform; failure to maintain adequate investment portfolio diversity in an attempt to generate higher investment yield; large weather events striking areas where we have heavy concentrations of insured risks; and the loss of key employees.

◦	the Company’s performance relative to the insurance industry, with an emphasis on the performance of our peer companies; and

◦	Mr. Ramlo’s overall performance as our President and Chief Executive Officer.

The Compensation Committee also considered CRI’s Executive Compensation Study and our current compensation philosophy and practices. Based on its overall assessment, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Ramlo’s 2014 base salary to $715,000, a 20.2 percent increase over 2013.
The Executive Committee meets with Mr. Ramlo throughout the year to discuss his progress toward his goals and his overall performance. At year-end, the Executive Committee and the chair of the Compensation Committee meet with Mr. Ramlo to evaluate his performance for the year; following that evaluation, the Compensation Committee conducts a final evaluation of Mr. Ramlo’s performance.

•
Other Named Executive Officers - Mr. Ramlo evaluated the other named executive officers’ individual performance and contributions made toward achieving the Company’s business objectives. He presented his report and salary recommendations to the Compensation Committee. The Compensation Committee considered Mr. Ramlo’s assessments and recommendations along with its own evaluations to determine the compensation for these named executive officers to be recommended to the Board of Directors:

◦
Kevin W. Helbing – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Helbing’s performance as Interim Principal Financial Officer on a number of performance and experience criteria, including timeliness and accuracy of financial reporting during the interim period; his handling of any department issues arising during the interim period; his participation in the year-end conference call; and his successful handling of investor relations calls during the interim period. Mr. Helbing’s 2014 base salary was set at $120,994, a 3.6 percent increase over 2013.

◦
Dianne M. Lyons – Mr. Ramlo and the Compensation Committee based their evaluation of Ms. Lyons on a number of performance and experience criteria, including timeliness and accuracy of financial reporting; exemplary audit reports; employment and management of staff to perform the internal audit function in-house; continued quality and efficiency of internal controls; growth and development in her role as Chief Financial Officer; duties related to reporting under the Securities Exchange Act of 1934; her successful management of our internal actuary and investor relations staff; her duties as liaison to our institutional investors and the investment community; and her contribution toward the attainment of our corporate return on equity goal.

Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Ms. Lyons’ performance, CRI’s Executive Compensation Study, and our current compensation practices, the Compensation Committee recommended, and the Board of Directors approved, an increase in Ms. Lyons’ 2014 base salary to $379,000, an 6.5 percent increase over 2013.

◦
Michael T. Wilkins – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Wilkins on the following performance and experience criteria: personal lines underwriting experience; the implementation and quality of our reinsurance program in general and our catastrophe coverage in particular, including pricing negotiations; overseeing the long-term profitability of our assumed reinsurance business; evaluation and analysis of our catastrophe exposure; management of our product development and rate setting functions; maintaining industry competitiveness through the use of information technology and web-based applications; the efficiency of our information technology operations; his duties as integration leader related to information technology and cyber security; his contribution toward the attainment of our corporate return on equity goal; and growth and development in his role as Executive Vice President.

Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Mr. Wilkins’ performance, CRI’s Executive Compensation Study, and our current compensation practices, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Wilkins’ 2014 base salary to $427,000, a 9.9 percent increase over 2013.

◦	Barrie W. Ernst – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Ernst on the following performance and experience criteria: management of our investment portfolio during challenging economic times; maintaining adequate return on investments and cash flow management to meet our ongoing financial obligations; maintaining a net yield on investments comparable to other insurance companies similar to us in size and business model; hiring and management of various outside investment firms, including those responsible for the investments of our defined benefit pension plan; and the ability to limit our exposure to below investment grade securities as identified by the National Association of Insurance Commissioners.
Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Mr. Ernst’s performance, CRI’s Executive Compensation Study, Mr. Ernst’s current compensation being in line with the market data discussed above, and our current compensation practices, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Ernst’s 2014 base salary to $320,000, a 4.9 percent increase over 2013.

◦
Neal R. Scharmer – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Scharmer on the following performance and experience criteria: positive management and settlement of claims and other litigation, particularly as related to large or complex losses; negotiation and review of key vendor contracts; hiring and management of various outside legal counsel used by our Company; management of outside legal expenses incurred by our Company; and hiring, development and management of our in-house legal staff.

Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Mr. Scharmer’s performance, CRI’s Executive Compensation Study, our current compensation practices, and the fact that certain general counsel functions are currently performed by outside counsel, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Scharmer’s 2014 base salary to $275,000, a 10.0 percent increase over 2013.
The following table shows the 2014 base salary for each of our named executive officers and the 2014 market consensus based on CRI’s Executive Compensation Study:
Base Salary Compared to Market Consensus – 2014

Name and Principal Position	2014 Market Consensus Base Salary (1)		2014 Base Salary
Randy A. Ramlo – President/Chief Executive Officer		$755,700	$715,000
Kevin W. Helbing – Interim Principal Financial Officer/Assistant Vice President/Controller	(2)	—	120,994
Dianne M. Lyons – Former Senior Vice President/Former Chief Financial Officer	(2)	392,200	379,000
Michael T. Wilkins – Executive Vice President/Chief Operating Officer		471,300	427,000
Barrie W. Ernst – Vice President/Chief Investment Officer		304,400	320,000
Neal R. Scharmer – Vice President/General Counsel/Corporate Secretary		288,800	275,000

(1)	50th percentile for named executive officers as determined by CRI’s Executive Compensation Study, which used both peer group data and published survey data.

(2)	Ms. Lyons’ date of separation from the Company was November 14, 2014. Mr. Helbing was appointed to serve as Interim Principal Financial Officer effective on that date.
Annual Performance-Based Cash Awards
The Compensation Committee’s philosophy concerning performance-based cash awards and the application of that philosophy to determine cash-based compensation did not change from 2013. We have an annual incentive plan that provides annual performance-based cash awards to all Company employees, including all of our named executive officers, who meet minimum year of service and hours of performance standards. This plan links a portion of each employee’s annual compensation directly to our financial performance. Our objective in using the annual incentive plan is to provide a strong financial incentive for all employees to achieve critical corporate and business unit goals. To determine the amount of performance-based cash awards for each named executive officer (except Mr. Ramlo), we measured three performance indicators: corporate return on equity (“ROE”), business unit loss ratio and cost center expense ratio. Because they all work for departments that serve the entire Company, rather than specific branch office locations, the business unit loss ratio applicable to each named executive officer (except Mr. Ramlo) is the corporate loss ratio. For Mr. Ramlo, we used two performance indicators: ROE and corporate premium growth, as measured by our property and casualty insurance segment’s direct premiums written. As illustrated in the table below, we weight each performance indicator and establish threshold, target and maximum levels of performance for each performance indicator, with increasingly higher awards for attaining increasingly higher performance. Each named executive officer can receive a performance-based cash award for each performance indicator. We pay no performance-based cash award for a performance indicator if the threshold level of performance for that indicator is not attained. Attaining the highest level of performance in each of all of the applicable indicators would result in a cash award of 48.0 percent of base salary for Mr. Ramlo and 30.0 percent of base salary for our other named executive officers.
The Compensation Committee chose ROE as an annual incentive plan performance indicator because it believes that ROE is a good overall measure for evaluating our operating performance and that the value of our Company Common Stock is closely related to ROE performance. Accordingly, the Compensation Committee believes that achieving ROE target levels should enhance our stock value and shareholder return. In determining whether we have achieved our ROE target goal, we calculate ROE based on after-tax consolidated earnings divided by average equity. We exclude the impact of net unrealized appreciation and depreciation from our ROE calculation so that our employees are not penalized or rewarded as a result of extraordinary fluctuations in the equity and fixed income markets. The Compensation Committee chose corporate premium growth rate as an annual incentive plan performance indicator for Mr. Ramlo because premium growth is an important goal for us. The Compensation Committee believes that organizational growth is ultimately the responsibility of the CEO.
The Compensation Committee chose business unit loss ratio and cost center expense ratio as annual incentive plan performance indicators for the other named executive officers because it believes they are good measures of our underwriting performance and overall profitability. If we keep expenses in line with guidelines established for cost center expense ratio, the Compensation Committee believes that we are more likely to achieve profitability and value for our shareholders. In determining whether we have achieved our business unit targets, the loss ratio is calculated by dividing direct premiums earned by direct losses incurred plus direct allocated loss settlement expenses paid. The cost center expense ratio is determined by dividing direct expenses by corporate premiums written.
The following table shows the 2014 performance goals for each performance indicator and the actual results for each performance indicator and relative weightings. Payments to named executive officers under our annual incentive plan were made in March 2015 for performance during 2014 and are reported in the Summary Compensation Table - 2014 on page 46 of this proxy statement under the “Non-Equity Incentive Plan Compensation” column.
Annual Incentive Plan – 2014

	2014 Plan Goals			2014 Annual Incentive Plan Actual Results(%)	Potential Percentage of Total Incentive Plan Award to Executive (%)
Performance Indicators	Threshold (%)	Target (%)	Maximum (%)
Chief Executive Officer:
Return on Equity	8.0%	12.0%	16.0%	8.9%	75.0%
Corporate Premium Growth Rate	2.5	5.0	7.5	11.1	25.0

Other Named Executive Officers:
Return on Equity	8.0%	12.0%	16.0%	8.9%	60.0%
Business Unit Loss Ratio	56.0	49.0	43.0	57.5	20.0
Cost Center Expense Ratio	4.0	3.5	3.0	3.0	20.0

Long-Term Equity Based Awards
The Compensation Committee’s approach to long-term equity based awards remained unchanged from 2013. The Company has an equity compensation program for all of our executive officers, including our named executive officers. Long-term equity based awards are granted under our United Fire Group, Inc. Stock Plan (“Stock Plan”), which permits the issuance of both restricted stock and stock options, among other forms of equity compensation. The Compensation Committee believes that providing a balance of restricted stock and stock options is beneficial to us and our shareholders. The Board of Directors grants stock options and restricted stock to our named executive officers for retention purposes and to provide compensation that encourages those executives to increase shareholder value.
The size of awards granted to named executive officers under our equity compensation program is initially tied to each executive’s base salary. Under the equity compensation program, our named executive officers are assigned to one of three “tiers.” We established five levels of performance, with increasingly higher awards for attaining increasingly higher performance. Each participant within each tier receives a proportionate share of the pool of equity awards designated annually by the Board of Directors. The size of the pool is adjusted based on our prior year’s ROE (excluding unrealized gains), so that as the ROE increases, our named executive officers can receive higher annual incentive awards and more equity. In a year when prior-year results fail to reach the threshold target, the awards are eliminated, as was the case in 2012. The ROE levels for the 2014 pool of equity awards were as follows:

•	ROE lower than 4 percent, plan participants receive no awards;

•	ROE between 4 and 8 percent, plan participants receive awards equal to 35 percent of the equity pool;

•	ROE between 8 and 12 percent, plan participants receive awards equal to 50 percent of the equity pool;

•	ROE between 12 and 20 percent, plan participants receive awards equal to 65 percent of the equity pool; and

•	ROE greater than 20 percent, plan participants receive awards equal to 80 percent of the equity pool.
Our ROE (excluding unrealized gains) for 2014 was 8.9 percent, resulting in plan participants receiving awards equal to 50% of the equity pool in 2015 for 2014 performance.
Company-Sponsored Benefit Plans
We believe the insurance and retirement benefit plans we sponsor are an important part of fair and reasonable compensation for all of our employees, including our named executive officers. We design these benefit plans to attract and retain a strong employee base, to provide a measure of financial security for our employees and to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences. We also provide these programs because we believe that employees who have a plan for health and financial security are better employees. We apply these programs equally to all employees. Our benefit plans consist of an insurance plan that provides health, vision, dental, disability and basic term life insurance coverage and various retirement plans.
Deferred Compensation Plans
On May 21, 2014, the Company’s Board of Directors and the Board of Directors of its subsidiary, United Fire & Casualty Company (“UFC”), each adopted an Executive Nonqualified Excess Plan (“Excess Plan”) which covers certain officers of the Company (who are all employees of UFC), including our named executive officers other than Mr. Helbing. The Excess Plan is an unfunded, nonqualified deferred compensation plan pursuant to which the Company is authorized to make discretionary, matching contributions to participants’ accounts at a three-to-one match, up to 25 percent of a participant’s salary. The Company’s discretionary, matching contributions remain unvested for a period of time and require a matching contribution from the officer. The Compensation Committee established the terms of the Excess Plan based on a review of similar plans and standards within the industry. By requiring the participating officers to have a meaningful stake in the plan, their goals and interests become aligned with the Company’s performance.

We also maintain a nonqualified deferred compensation plan for certain officers, including our named executive officers. We use this plan to provide eligible executives the opportunity to plan and supplement their retirement income by deferring receipt of a portion of their base salary and/or annual performance-based cash award.
We offer these plans to provide our named executive officers with security and the ability to plan for their financial futures. The Compensation Committees believes that these plans benefit the Company by allowing us to attract and retain key talent while at the same time encouraging our named executive officers to focus on corporate goals and the creation of shareholder value.
Perquisites
We do not rely upon perquisites as a method of providing significant compensation to any of our employees, preferring instead to use direct compensation and incentive plans. We provide only those perquisites that are related to our business or that we believe are necessary to attract and retain key executive personnel. During 2014 we paid country club dues for several of our named executive officers so they have a club available for business entertainment on our behalf. For security reasons, our Board of Directors requires Mr. Ramlo to use our corporate aircraft for business travel whenever it is practical to do so. We expect our other named executive officers to use our corporate aircraft for business travel whenever it is reasonable to do so.
We permit Mr. Ramlo to use our corporate aircraft for personal travel and under limited circumstances executive officers may be permitted to use the aircraft for personal use as well. In conjunction with business travel, Mr. Ernst's spouse benefited from the use of the corporate aircraft in 2014. Under SEC guidelines, this use was not considered personal use since the primary use of the aircraft was business-related. However, under Internal Revenue Service regulations, we were required to treat such use as personal use. Accordingly, we reported the value of this travel as ordinary income to Mr. Ernst, and increased his cash compensation to pay the income taxes associated with this tax treatment.
The Annual Compensation Process
Role of Management
Our Chief Executive Officer has a key role in determining compensation levels for all named executive officers other than his own. He directs the collection and compilation of data for consideration by the Compensation Committee. Guided by the principles discussed under Compensation and Benefits Philosophy, our Chief Executive Officer:

•
identifies appropriate performance measures and recommends to the Compensation Committee performance targets that the Compensation Committee and the Board of Directors may use to determine annual and long-term incentive awards;

•	develops compensation guidelines for each named executive officer position other than his own;

•	annually recommends to the Compensation Committee the base salary for each executive position other than his own; and

•	briefs each named executive officer on the performance goals and stock ownership guidelines established for that executive’s position.
Role of the Compensation Committee and the Board of Directors
The Compensation Committee and the Board of Directors refer to the principles discussed under Compensation and Benefits Philosophy to guide them in determining and implementing compensation programs for our named executive officers. For named executive officers other than our Chief Executive Officer, the Compensation Committee receives and reviews Mr. Ramlo’s recommendations as described above and makes recommendations to the full Board of Directors. The full Board of Directors then acts on these recommendations to set the compensation of our named executive officers.

The Compensation Committee and the Board of Directors take the following steps to approve the compensation of our Chief Executive Officer:

•	The Compensation Committee identifies appropriate performance measures.

•
The Compensation Committee considers the compensation principles discussed under the heading Compensation and Benefits Philosophy as well as each of the Company’s compensation elements, and reviews market data from CRI’s Executive Compensation Study. Based on that consideration and review, it annually recommends to the Board of Directors the base salary, annual incentive compensation and long-term incentive awards for our Chief Executive Officer. The Board of Directors reviews and considers the proposals of the Compensation Committee and makes its final determination based on what it believes to be in the interests of the Company and our shareholders.

Role of Independent Consultants
Under its charter, the Compensation Committee, in its sole discretion, has the authority, resources and funds necessary to retain or obtain the advice of outside advisers, including independent compensation advisers, legal counsel and other advisers and experts. Prior to retaining or obtaining advice from such outside advisers, the committee evaluates their independence by reference to the NASDAQ Listing Rules.
During 2014, the Compensation Committee engaged CRI to advise it on compensation matters for our named executive officers. CRI reported directly to the Compensation Committee and provided services related to named executive officer compensation. Management did not participate in the selection process and did not recommend CRI, nor did management participate in specific matters assigned to CRI by the Compensation Committee. Although particular assignments may vary, compensation consultant engagements by the Compensation Committee have generally included:

•	reviewing and advising on all principal aspects of compensation for named executive officers, including base salaries, equity awards and annual incentive plan awards for named executive officers;

•	reviewing and advising the Compensation Committee on compensation for non-employee directors; and

•	providing advice and input to the Compensation Committee on the identification and selection of appropriate peer companies.
The Compensation Committee engaged CRI during 2014 to assist in evaluating our peer groups and to advise the Compensation Committee generally on compensation matters related to the compensation programs of our named executive officers.
Compensation Consultant Independence
The Compensation Committee carefully considers the independence of the consultants it hires prior to engagement. To maintain the independence of the compensation consultant, the Compensation Committee has the sole authority to retain or terminate CRI. In connection with its engagement of CRI, the Committee considers various factors bearing upon CRI’s independence including, but not limited to, the amount of fees received by CRI from the Company as a percentage of CRI’s total revenue, CRI’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship with a member of the Compensation Committee or management that could impact CRI’s independence. After reviewing these and other factors, the Committee determined that CRI was independent and that its engagement did not present any conflicts of interest.
Named Executive Officers as Shareholders
We believe that ownership of Company Common Stock by our executive officers, including our named executive officers, promotes the alignment of their interests with those of our Company and our shareholders. A Board of Directors policy sets forth guidelines for stock ownership by certain of our executive officers, including our named executive officers. These guidelines include target levels of stock ownership for each covered executive officer. The goal of these guidelines is to have our executive officers, including our named executive officers, hold a meaningful stake in our Company.
The following table shows the target number of shares to be owned by each named executive officer and each named executive officer’s share ownership as of March 23, 2015:

Name	Tier (1)	Target Number of Shares of Common Stock to be Held (2)	Number of Qualifying Shares of Common Stock Held at Record Date
Randy A. Ramlo	3	49,895	41,583
Kevin W. Helbing (3)	—	—	—
Michael T. Wilkins	2	22,348	25,401
Barrie W. Ernst	1	11,165	18,343
Neal R. Scharmer	1	9,595	12,254

(1)
Equity ownership targets for Mr. Ramlo as a Tier 3 executive were calculated as the number of shares equal to two times his base salary on January 1, 2014 divided by the closing price of Company Common Stock on December 31, 2013. Equity ownership targets for named executive officers in Tier 2 were calculated as the number of shares equal to one and one half times their base salary on January 1, 2014 divided by the closing price of Company Common Stock on December 31, 2013. Equity ownership targets for executive officers in Tier 1 were calculated as the number of shares equal to their base salary on January 1, 2014 divided by the closing price of our Company Common Stock on December 31, 2013.

(2)
Shares held either directly or indirectly and any shares of restricted stock (whether vested or unvested) held by the named executive officer are counted toward the target number of shares. Any unexercised stock options (whether vested or unvested) held by the named executive officer are not counted toward the target number of shares. The target number of shares are the number of shares to be held by the named executive officer by December 31, 2019, or within five years of becoming subject to United Fire's stock ownership guidelines for officers, whichever is later.

(3)	Due to his interim status, Mr. Helbing has yet not been assigned a tier group or target number of shares of Company Common Stock to hold.
REPORT OF THE COMPENSATION COMMITTEE
March 2015
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
Compensation Committee
Mary K. Quass, Chair
Scott L. Carlton
Christopher R. Drahozal
Casey D. Mahon
James W. Noyce
Michael W. Phillips
Susan E. Voss

Summary Compensation Table – 2014

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation ($) (2)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($) (3)	All Other Compen-sation ($)		Total ($)
Randy A. Ramlo	2014	$715,000	$270,961	$270,971	$214,500	$6,184	$239,734	(4)	$1,717,350
President / Chief Executive Officer	2013	595,000	127,084	122,704	258,400	6,341	10,256		1,119,785
	2012	535,000	—	—	61,800	7,371	15,374		619,545
Kevin W. Helbing (5)	2014	120,994	—	22,868	12,656	2,025	1,399	(6)	157,917
Principal Financial Officer / Assistant Vice President / Controller

Dianne M. Lyons (5)	2014	333,083	133,541	133,528	—	5,449	119,847	(7)	725,448
Former Senior Vice President / Former Chief Financial Officer	2013	356,000	62,584	60,432	95,680	6,674	2,884		584,254
	2012	320,000	—	—	15,400	10,022	4,610		350,032
Michael T. Wilkins	2014	427,000	146,096	146,087	64,050	5,490	96,626	(8)	885,349
Executive Vice President/ Chief Operating Officer	2013	388,600	68,286	65,925	104,676	6,015	7,044		640,546
	2012	350,000	—	—	16,800	7,778	9,956		384,534
Barrie W. Ernst	2014	320,000	86,965	86,951	48,000	5,240	39,228	(9)	586,384
Vice President / Chief Investment Officer	2013	305,000	46,315	44,706	79,300	5,060	11,448		491,829
	2012	290,000	—	—	14,500	7,108	13,597		325,205
Neal R. Scharmer	2014	275,000	73,551	73,551	33,000	9,433	2,519	(10)	467,054
Vice President / General Counsel / Secretary	2013	250,000	34,646	33,457	64,500	9,019	835		392,457
	2012	225,000	—	—	6,510	6,800	2,465		240,775

(1)
Amounts in this column represent the aggregate grant date fair value for options and restricted stock issued during 2014 and 2013. Amounts in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. To calculate the option amounts we use the Black-Scholes option pricing model. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Due to her separation from the Company, Ms. Lyons forfeited any unvested and unexercised awards she received under our Stock Plan.

(2)
All employees are eligible to participate in our annual performance-based cash award plan if they (a) have worked for us for at least twelve months, (b) have 1,000 hours of service during the calendar year and (c) are in our employ at the time the cash awards for that year are paid. The amounts shown in this column are those amounts earned by the executive for the year shown. These amounts were determined and paid in the subsequent year. For example, any non-equity incentive plan awards shown for 2014 were earned in 2014, but determined and paid in 2015. Due to her separation from the Company, Ms. Lyons did not receive a payment under the 2014 annual performance-based cash award plan.

(3)
The 2014 amount in this column for Mr. Ramlo represents $5,257 in accrued pension benefit and $927 in above market deferred compensation earnings. The 2014 amount in this column for Mr. Helbing represents his accrued pension benefit. The 2014 amount in this column for Ms. Lyons represents $5,212 in accrued pension benefit and $237 in above market deferred compensation earnings. The 2014 amount in this column for Mr. Wilkins represents $5,123 in accrued pension benefit and $367 in above market deferred compensation earnings. The 2014 amount in this column for Mr. Ernst represents $4,512 in accrued pension benefit and $728 in above market deferred compensation earnings. The 2014 amount in this column for Mr. Scharmer represents $9,172 in accrued pension benefit and $261 in above market deferred compensation earnings.

(4)
The 2014 amount in this column for Mr. Ramlo includes: (a) $8,188 in country club dues paid on Mr. Ramlo’s behalf; (b) $960 in premiums for a Company-sponsored life insurance policy for Mr. Ramlo’s benefit; (c) $420 in parking subsidy for our Company parking ramp; (d) $1,139 in allocation under our Employee Stock Ownership Plan; and (e) $229,027 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Ramlo's behalf.

(5)
Ms. Lyons separated from the Company on November 14, 2014 and Mr. Helbing assumed the role of Interim Principal Financial Officer on that same date. Mr. Helbing was not a named executive officer of the Company prior to 2014.

(6)
The 2014 amount in this column for Mr. Helbing includes: (a) $449 in premiums for a Company-sponsored life insurance policy for Mr. Helbing’s benefit; (b) $530 in allocation under our Employee Stock Ownership Plan; and (c) $420 in parking subsidy for our Company parking ramp.

(7)
The 2014 amount in this column for Ms. Lyons includes: (a) $2,401 in country club dues paid on Ms. Lyons’ behalf; (b) $880 in premiums for a Company-sponsored life insurance policy for Ms. Lyons’ benefit; (c) $49,169 for accrued personal time off at the time of her separation from the Company; (d) $368 in parking subsidy for our Company parking ramp; (e) $1,139 in allocation under our Employee Stock Ownership Plan; and (f) $65,890 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Ms. Lyons’ behalf. Under the terms of our Executive Nonqualified Excess Plan, Ms. Lyons’ Restoration Benefit Credits were forfeited at the time of her separation from the Company.

(8)
The 2014 amount in this column for Mr. Wilkins includes: (a) $8,011 in country club dues paid on Mr. Wilkins’ behalf; (b) $960 in premiums for a Company-sponsored life insurance policy for Mr. Wilkins’ benefit; (c) $420 in parking subsidy for our Company parking ramp; (d) $1,139 in allocation under our Employee Stock Ownership Plan; and (e) $86,096 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Wilkins behalf.

(9)
The 2014 amount in this column for Mr. Ernst includes: (a) $8,709 in country club dues paid on Mr. Ernst’s behalf; (b) $773 in additional income due to personal use of the Company’s airplane; (c) $960 in premiums for a Company-sponsored life insurance policy for Mr. Ernst’s benefit; (d) $420 in parking subsidy for our Company parking ramp; (e) $1,139 in allocation under our Employee Stock Ownership Plan; and (f) $27,227 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Ernst's behalf. We did not include as personal travel on company aircraft of $773 that Internal Revenue Service regulations require us to report as income for Mr. Ernst. We excluded this amount because the primary purpose of the usage of the aircraft was business. See Perquisites under the Elements of Compensation section found on page 43 of this proxy statement for additional information.

(10)
The 2014 amount in this column for Mr. Scharmer includes: (a) $960 in premiums for a Company-sponsored life insurance policy for Mr. Scharmer’s benefit; (b) $1,139 in allocation under our Employee Stock Ownership Plan; and (c) $420 in parking subsidy for our Company parking ramp.

GRANTS OF PLAN-BASED AWARDS
The Board of Directors has adopted a written policy regarding the issuance of options under the Stock Plan. This policy provides that all options shall be issued at regularly scheduled meetings of the Board of Directors and that the exercise price for options issued under the Stock Plan shall be the closing market price on the option grant date.
Options granted to our named executive officers by our Board of Directors under the Stock Plan have the following characteristics:

•
Options vest 20 percent each year on the first five anniversaries of the grant date. Options vest immediately if we enter into an agreement to dispose of all or substantially all of our assets or capital stock. The Board of Directors has the authority under the Stock Plan to accelerate vesting of stock options in other circumstances at its discretion.

•	Options expire on the sooner of:

•	ten years after the option grant date;

•	one year after termination of employment for reason of death or disability; or

•	30 days after the termination of employment for any reason other than death or disability, unless extended by the Board of Directors for up to one year after termination of employment.

•	The exercise price is the closing market price for Company Common Stock on the option grant date.

The following table shows the plan-based awards granted to the named executive officers during 2014.
Grants of Plan-Based Awards – 2014

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Award
		Grant Date	Threshold	Target	Maximum
Name	Plan Name		($) (1)	($) (2)	($) (3)	(#) (4)	(#) (5)	($ / Sh)	($) (6)
Randy A. Ramlo	Stock Plan	2/21/2014				9,151			$270,961
	Stock Plan	2/21/2014					29,624	$29.61	$270,971
	Annual Incentive Plan	N/A (7)	$42,900	$286,000	$343,200
Kevin W. Helbing	Stock Plan	2/21/2014				—			—
	Stock Plan	2/21/2014					2,500	29.61	22,868
	Annual Incentive Plan	N/A (7)	3,811	21,174	25,409
Dianne M. Lyons(8)	Stock Plan	2/21/2014				4,510			133,541
	Stock Plan	2/21/2014					14,598	29.61	133,528
	Annual Incentive Plan	N/A (7)	11,370	94,750	113,700
Michael T. Wilkins	Stock Plan	2/21/2014				4,934			146,096
	Stock Plan	2/21/2014					15,971	29.61	146,087
	Annual Incentive Plan	N/A (7)	12,810	106,750	128,100
Barrie W. Ernst	Stock Plan	2/21/2014				2,937			86,965
	Stock Plan	2/21/2014					9,506	29.61	86,951
	Annual Incentive Plan	N/A (7)	9,600	80,000	96,000
Neal R. Scharmer	Stock Plan	2/21/2014				2,484			73,551
	Stock Plan	2/21/2014					8,041	29.61	73,551
	Annual Incentive Plan	N/A (7)	8,250	68,750	82,500

(1)
We estimate the amounts shown in this column by assuming the achievement of the threshold level for the lowest weighted performance indicator used in our Annual Incentive Plan and by multiplying 2014 paid salary by 6.0 percent for Mr. Ramlo; 3.0 percent for Ms. Lyons and Messrs. Wilkins, Ernst and Scharmer; and 3.2 percent for Mr. Helbing.

(2)
We estimate the amounts shown in this column by assuming the achievement of target levels for all applicable performance indicators used in our Annual Incentive Plan and by multiplying 2014 paid salary by 40.0 percent for Mr. Ramlo; 25.0 percent for Ms. Lyons and Messrs. Wilkins, Ernst and Scharmer; and 17.5 percent for Mr. Helbing.

(3)
We estimate the amounts shown in this column by assuming the achievement of maximum levels for all applicable performance indicators used in our Annual Incentive Plan and by multiplying 2014 paid salary by 48.0 percent for Mr. Ramlo; 30.0 percent for Ms. Lyons and Messrs. Wilkins, Ernst and Scharmer; and 21.0 percent for Mr. Helbing.

(4)	The restricted stock awards represented in this column vest 100 percent on the fifth anniversary of the grant date, provided the named executive officer remains employed through the vesting date.

(5)
Option awards represented in this column vest 20.0 percent each year for five years beginning with the first anniversary of the grant date, provided the named executive officer remains employed through the applicable vesting date.

(6)
Amounts in this column represent the aggregate grant date fair value for option and restricted stock awards granted during 2014, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. To calculate the option amounts, we use the Black-Scholes option pricing model. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on From 10-K for the year ended December 31, 2014.

(7)
There is no specific grant date for awards under our Annual Incentive Plan. We pay awards based on our 2014 performance during the first quarter of 2015. Please see the Compensation Discussion and Analysis section of this proxy statement for further information regarding the Annual Incentive Plan. Actual amounts paid to each named executive officer under our Annual Incentive Plan for 2014 are shown in the Summary Compensation Table – 2014 on page 46 of this proxy statement and were calculated based on each individual's base earnings for 2014.

(8)	Due to her separation from the Company, Ms. Lyons forfeited any 2014 awards she was granted under our Stock Plan or amounts she would have received under our Annual Incentive Plan.

The following table details the outstanding equity awards held by each of our named executive officers as of December 31, 2014. Ms. Lyons is not included in the table because she had no outstanding equity awards as of December 31, 2014.
Outstanding Equity Awards at Fiscal Year-End – 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($ / Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Randy A. Ramlo						21,777	(1)	$647,430
	5,000	—	$32.39	2/18/2015
	10,000	—	39.13	2/17/2016
	15,000	—	35.23	2/16/2017
	14,340	—	33.43	5/21/2018
	2,400	600	22.42	5/19/2020	(2)
	10,680	7,120	20.54	2/18/2021	(3)
	3,722	14,887	23.96	2/15/2023	(4)
	—	29,624	29.61	2/21/2024	(5)
Kevin W. Helbing						—		—
	—	375	16.89	2/19/2020	(6)
	—	1,000	20.54	2/18/2021	(3)
	—	1,500	20.93	2/24/2022	(7)
	—	2,000	23.96	2/15/2023	(4)
	—	2,500	29.61	2/21/2024	(5)
Michael T. Wilkins						11,678	(8)	347,187
	5,000	—	32.39	2/18/2015
	5,000	—	39.13	2/17/2016
	10,000	—	35.23	2/16/2017
	8,463	—	33.43	5/21/2018
	2,400	600	22.42	5/19/2020	(2)
	5,680	3,787	20.54	2/18/2021	(3)
	2,000	7,998	23.96	2/15/2023	(4)
	—	15,971	29.61	2/21/2024	(5)
Barrie W. Ernst						7,584	(9)	225,472
	2,500	—	32.39	2/18/2015
	2,500	—	39.13	2/17/2016
	5,000	—	35.23	2/16/2017
	7,114	—	33.43	5/21/2018
	2,400	600	22.42	5/19/2020	(2)
	4,109	2,740	20.54	2/18/2021	(3)
	1,356	5,424	23.96	2/15/2023	(4)
	—	9,506	29.61	2/21/2024	(5)

The remainder of the table and its footnotes appears on the following page.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($ / Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Neal R. Scharmer						5,904	(10)	$175,526
	2,500	—	$32.39	2/18/2015
	2,500	—	39.13	2/17/2016
	5,000	—	35.23	2/16/2017
	4,639	—	33.43	5/21/2018
	2,400	600	22.42	5/19/2020	(2)
	3,029	2,020	20.54	2/18/2021	(3)
	1,015	4,059	23.96	2/15/2023	(4)
	—	8,041	29.61	2/21/2024	(5)

(1)
Subject to Mr. Ramlo’s continued employment on the applicable vesting date, 7,322 shares of restricted stock vest on 02/18/2016; 5,304 shares of restricted stock vest on 02/15/2018; and 9,151 shares of restricted stock vest on 02/21/2019.

(2)	The unexercisable portion of these options vests on 05/19/2015.

(3)	The unexercisable portion of these options vests one-half each on 02/18/2015 and 02/18/2016.

(4)	The unexercisable portion of these options vests one-fourth each on 02/15/2015, 02/15/2016, 02/15/2017 and 02/15/2018.

(5)	The unexercisable portion of these options vests one-fifth each on 02/21/2015, 02/21/2016, 02/21/2017, 02/21/2018 and 02/21/2019.

(6)	The unexercisable portion of these options vests on 02/19/2015.

(7)	The unexercisable portion of these options vests one-third each on 02/24/2015, 02/24/2016 and 02/24/2017.

(8)
Subject to Mr. Wilkins’ continued employment on the applicable vesting date, 3,894 shares of restricted stock vest on 02/18/2016; 2,850 shares of restricted stock vest on 02/15/2018; and 4,934 shares of restricted stock vest on 02/21/2019.

(9)
Subject to Mr. Ernst’s continued employment on the applicable vesting date, 2,714 shares of restricted stock vest on 02/18/2016; 1,933 shares of restricted stock vest on 02/15/2018; and 2,937 shares of restricted stock vest on 02/21/2019.

(10)
Subject to Mr. Scharmer’s continued employment on the applicable vesting date, 1,974 shares of restricted stock vest on 02/18/2016; 1,446 shares of restricted stock vest on 02/15/2018; and 2,484 shares of restricted stock vest on 02/21/2019.

OPTION EXERCISES AND STOCK AWARD VESTING
The following table represents the number and value of shares acquired by our named executive officers through the exercise of vested stock options and the vesting of restricted stock awards under our Stock Plan during fiscal year 2014.
Option Exercises and Stock Award Vesting – 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randy A. Ramlo	—	$—	—	$—
Kevin W. Helbing	2,375	23,131	—	—
Dianne M. Lyons	4,173	24,080	—	—
Michael T. Wilkins	—	—	—	—
Barrie W. Ernst	—	—	—	—
Neal R. Scharmer	—	—	—	—

PENSION BENEFITS
All of our employees who are 21 years of age and older automatically participate in our United Pension Plan after completing one year of employment and 1,000 hours of service. When eligibility criteria are met, the employee participates in the plan on the next January 1 or July 1. Employees become 100 percent vested in the plan after completing five years of service. Plan benefits equal 1.25 percent of an employee’s five year average annual compensation, plus .5 percent of average annual compensation in excess of covered compensation, multiplied by the lesser of years of service or 35 years. Covered compensation is determined by reference to the Social Security taxable wage base. Average annual compensation means annual compensation, averaged over the period of five consecutive years of service that produces the highest average. In most cases, the five year measurement period is the last five years of full-time employment prior to retirement. The pension plan uses only salary to determine the average annual compensation. Under federal law, for 2014 the maximum salary that can be considered for determining benefits is $260,000.
The normal form of payment under the pension plan is a joint and 50 percent survivor annuity for a participant who is married on the annuity starting date and a life annuity for a participant who is unmarried on the annuity starting date. Participants may elect to receive a monthly pension over the participant’s life or a term of up to 20 years or, if the actuarial equivalent of the annuity is $10,000 or less, in the form of a lump sum cash payment. The amount of monthly pension benefits varies depending upon the form of payment elected by the participant, but the payments are in each case the actuarial equivalent of the normal form of payment. Assets of the pension plan belong to the Company and are not taxable to the employee until paid as a benefit. Such assets are subject to a substantial risk of forfeiture until vested by the employee.
Normal retirement age under the pension plan is 65, which is the earliest time a participant may retire under the pension plan without any benefit reduction due to age. The earliest age a participant may retire under the plan and still receive benefits is age 55. Participants electing early retirement with at least 20 years of service receive a reduction in benefits of 6 percent for each year the participant retires after age 55 and before age 60, and a reduction of benefits of 4 percent for each year the participant retires after age 60 and before age 65. If a participant elects early retirement with less than 20 years of service to us, then the participant’s reduction in benefits is based on an actuarial calculation. Of our named executive officers, only Messrs. Ernst and Scharmer are currently eligible for early retirement under our pension plan.
The following table reports the present value of the annual defined benefit payable for each named executive officer under our United Pension Plan. The present value is based on the retirement benefit formula for the compensation levels and years of service of those officers.
Pension Benefits – 2014

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Randy A. Ramlo	United Pension Plan	31	$1,095,106	$—
Kevin W. Helbing	United Pension Plan	7	78,351	—
Dianne M. Lyons	United Pension Plan	31	1,069,975	—
Michael T. Wilkins	United Pension Plan	29	948,844	—
Barrie W. Ernst	United Pension Plan	12	530,076	—
Neal R. Scharmer	United Pension Plan	20	722,542	—

NONQUALIFIED DEFERRED COMPENSATION
Nonqualified Deferred Compensation Plan
We have a nonqualified deferred compensation plan (“Deferred Compensation Plan”) that permits certain of our executive officers, including named executive officers, the opportunity to save a portion of their direct compensation for retirement. Executives must make a deferral election in the year prior to the beginning of the earnings period. For Performance Based Bonuses, participants may make elections up to six months prior to the end of the earnings period. Newly eligible executives have 30 days to enroll in the plan once they become eligible to participate.
We pay the deferred amounts to the deferring executive officer upon termination of employment for any reason after the executive reaches age 59½. For amounts deferred prior to December 31, 2014, the deferring executive officer receives the benefits in monthly installments adjusted for gains or losses over a 10-year period. For amounts deferred after January 1, 2015, deferring executive officers may elect to receive their benefits within a ten-year period or less. Participant deferrals are always deemed to be 100% vested. If the executive officer dies or becomes disabled while employed by us, we will pay the plan benefits as directed by that executive officer. The amounts deferred are subject to our creditors.
As amended, the Deferred Compensation Plan also allows participants to utilize in-service distributions to satisfy short-term savings goals. Participants can create these in-service payable accounts at the time of initial enrollment or at re-enrollment.
Executive Nonqualified Excess Plan
In 2014, the Deferred Compensation Plan was supplemented with an Executive Nonqualified Excess Plan (“Excess Plan”) to allow the Company to make fully discretionary matching contributions (“Employer Contributions”) at any time. The Excess Plan is an unfunded, nonqualified deferred compensation plan pursuant to which the Company is authorized to make matching contributions to participants’ accounts at a 3 to 1 match, up to 25 percent of a participant’s salary. Any Employer Contribution made to a participant’s account follows a predetermined vesting schedule. Notational interest is credited to each participant’s deferred account which will be distributed in monthly installments commencing upon his or her separation from service, or paid in a lump sum upon his or her death or a termination of employment upon a change in control of the Company. In 2014, Employer Contributions were made for four of the named executive officers. We believe this plan and its associated vesting is an important tool to retain our executive officers.
The following table provides information about the participation by each of our named executive officers in the Deferred Compensation Plan and the Excess Plan.

Nonqualified Deferred Compensation – 2014

Name	Employer Contributions in 2014 ($) (1)	Executive Contributions in 2014 ($) (1)	Aggregate Earnings in 2014 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/2014 ($)
Randy A. Ramlo						(3)
Deferred Compensation Plan	$—	$70,000	$5,350	$—	$171,523
Executive Excess Plan	229,027	—	3,539	—	232,566
Ramlo Total	$229,027	$70,000	$8,889	$—	$404,089
Kevin W. Helbing						(4)
Deferred Compensation Plan	$—	$—	$—	$—	$—
Executive Excess Plan	—	—	—	—	—
Helbing Total	$—	$—	$—	$—	$—
Dianne M. Lyons						(5)
Deferred Compensation Plan	$—	$13,750	$1,450	$—	$44,367
Executive Excess Plan	65,890	—	771	—	66,661
Lyons Total	$65,890	$13,750	$2,221	$—	$111,027
Michael T. Wilkins						(6)
Deferred Compensation Plan	$—	$30,000	$2,242	$—	$74,009
Executive Excess Plan	86,096	—	866	—	86,962
Wilkins Total	$86,096	$30,000	$3,107	$—	$160,971
Barrie W. Ernst						(7)
Deferred Compensation Plan	$—	$27,130	$6,307	$—	$179,286
Executive Excess Plan	27,227	—	852	—	28,079
Ernst Total	$27,227	$27,130	$7,159	$—	$207,365
Neal R. Scharmer						(8)
Deferred Compensation Plan	$—	$26,175	$1,596	$—	$51,052
Executive Excess Plan	—	—	—	—	—
Scharmer Total	$—	$26,175	$1,596	$—	$51,052

(1)
All amounts reported in this column were reported as part of either “Base Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” in the Summary Compensation Table – 2014 on page 46 of this proxy statement.

(2)
All amounts reported in this column include above-market earnings reported as part of "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table - 2014 on page 46 of this proxy statement. For Mr. Ramlo, this amount was $927. For Ms. Lyons, this amount was $237. For Mr. Wilkins, this amount was $367. For Mr. Ernst, this amount was $728. For Mr. Scharmer, this amount was $261.

(3)
The amount in this column for Mr. Ramlo includes (i) $20,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $193 reported as above market deferred compensation earnings in our 2014 proxy statement, and (ii) $22,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $1,377 reported as above market deferred compensation earnings in our 2013 proxy statement. At December 31, 2014, $232,566 of Mr. Ramlo’s account balance under the Excess Plan was unvested.

(4)	Mr. Helbing is not eligible to participate in our Deferred Compensation Plan or Excess Plan.

(5)
The amount in this column for Ms. Lyons includes (i) $0 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $64 reported as above market deferred compensation earnings in our 2014 proxy statement, and (ii) $6,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $532 reported as above market deferred compensation earnings in our 2013 proxy statement. Due to her separation from the Company, Ms. Lyons was required under the terms of the Excess Plan to forfeit the $66,661 unvested Restoration Benefit Credit she received during 2014. Her remaining account balance was fully vested at December 31, 2014.

(6)
The amount in this column for Mr. Wilkins includes (i) $20,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $69 reported as above market deferred compensation earnings in our 2014 proxy statement, and (ii) $20,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $217 reported as above market deferred compensation earnings in our 2013 proxy statement. At December 31, 2014, $86,962 of Mr. Wilkins’ account balance under the Excess Plan was unvested.

(7)
The amount in this column for Mr. Ernst includes (i) $16,347 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $304 reported as above market deferred compensation earnings in our 2014 proxy statement, and (ii) $12,369 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $2,521 reported as above market deferred compensation earnings in our 2013 proxy statement. At December 31, 2014, $28,079 of Mr. Ernst’s account balance under the Excess Plan was unvested.

(8)
The amount in this column for Mr. Scharmer includes (i) $13,802 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $36 reported as above market deferred compensation earnings in our 2014 proxy statement, and (ii) $8,595 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $93 reported as above market deferred compensation earnings in our 2013 proxy statement. At December 31, 2014, Mr. Scharmer’s account balance was fully vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Severance Agreements
On May 21, 2014, the Company entered into Change in Control Severance Agreements with Ms. Lyons, Messrs. Ramlo, Wilkins, Ernst and Scharmer. These agreements, among other things, provide for: (1) an 18-month non-competition agreement and (2) in the event of both a change in control and termination of employment by the Company without cause: (a) a severance benefit payable to the named executive officer in an amount equal to 1.5 times his or her highest annual base salary plus target annual incentive compensation, (b) the continuation of certain insurance benefits for a period of 18 months, (c) the full vesting of each long-term incentive award held by the named executive officer, with any performance measures deemed satisfied at the target level, and (d) certain outplacement benefits. The Compensation Committee believes that these agreements help accomplish the Company’s compensation objectives of attracting and retaining superior talent through competitive compensation. The Compensation Committee also believes that it is appropriate to provide our named executive officers with the protections afforded by these agreements and that these agreements promote management independence and help retain and focus the named executive officers in the event of a change in control.
Upon the termination of employment for any reason, our named executive officers will also receive compensation and benefits pursuant to our defined benefit pension plan, deferred compensation plan and employee stock ownership plan. Such plans and arrangements do not discriminate in scope, terms or operation in favor of our named executive officers. Our named executive officers are vested in the benefits available under these plans and therefore do not receive any enhanced benefit as a result of any termination or change in control.
The information in the following tables describes the compensation that would be payable under specific circumstances if our named executive officers’ employment had terminated on December 31, 2014:

Potential Payments Upon Termination Or Change In Control – 2014

	Death or Retirement (1)	Disability	Change in Control (2)	Termination for Cause	Gross Amount Change in Control With Termination(3) (4)
Randy A. Ramlo
Separation Compensation	$—	$—	$—	$—	$1,501,500
Annual Incentive Plan (5)	214,500	—	214,500	—	286,000
Stock Option Awards (6)	159,272	159,272	159,272	—	159,272
Restricted Stock Awards (7)	—	—	—	—	647,430
Continued Insurance Benefits (8)	—	—	—	—	34,085
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Ramlo:	$373,772	$159,272	$373,772	$—	$2,643,287
Kevin W. Helbing
Separation Compensation	$—	$—	$—	$—	$—
Annual Incentive Plan (5)	12,656	—	12,656	—	—
Stock Option Awards (6)	39,045	39,045	39,045	—	39,045
Restricted Stock Awards (7)	—	—	—	—	—
Continued Insurance Benefits (8)	—	—	—	—	—
Outplacement Services (9)	—	—	—	—	—
Total Amount Helbing:	$51,701	$39,045	$51,701	$—	$39,045
Michael T. Wilkins
Separation Compensation	$—	$—	$—	$—	$800,625
Annual Incentive Plan (5)	64,050	—	64,050	—	106,750
Stock Option Awards (6)	87,254	87,254	87,254	—	87,254
Restricted Stock Awards (7)	—	—	—	—	347,187
Continued Insurance Benefits (8)	—	—	—	—	34,085
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Wilkins:	$151,304	$87,254	$151,304	$—	$1,390,901
Barrie W. Ernst
Separation Compensation	$—	$—	$—	$—	$600,000
Annual Incentive Plan (5)	48,000	—	48,000	—	80,000
Stock Option Awards (6)	62,004	62,004	62,004	—	62,004
Restricted Stock Awards (7)	—	—	—	—	225,472
Continued Insurance Benefits (8)	—	—	—	—	25,910
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Ernst:	$110,004	$62,004	$110,004	$—	$1,008,386
Neal R. Scharmer
Separation Compensation	$—	$—	$—	$—	$515,625
Annual Incentive Plan (5)	33,000	—	33,000	—	68,750
Stock Option Awards (6)	47,335	47,335	47,335	—	47,335
Restricted Stock Awards (7)	—	—	—	—	175,526
Continued Insurance Benefits (8)	—	—	—	—	36,653
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Scharmer:	$80,335	$47,335	$80,335	$—	$858,889

(1)
At December 31, 2014, none of the named executive officers have achieved normal retirement age under our benefit plans. The figures in this column assume the accelerated vesting by the Board of Directors of all unvested stock options and restricted stock shares as applicable.

(2)
Under their existing Change in Control Severance Agreements, Messrs. Ramlo, Wilkins, Ernst and Scharmer are entitled to payment only if their employment is terminated by reason other than a Nonqualifying Termination. Nonqualifying Termination is defined to include (a) by the Company for cause, (b) by the named executive officer for reason other than a good reason, (c) the named executive officer's death, (d) by the Company due to the executive's absence from the executive's duties with the Company on a full-time basis for a period of 180 consecutive days as a result of the executive's incapacity due to physical or mental illness. The figures in this column assume the accelerated vesting by the Board of Directors of all unvested stock options and restricted stock shares as applicable.

(3)
Per their existing Change In Control Severance Agreements, the amounts reported in this column as Separation Compensation for Messrs. Ramlo, Wilkins, Ernst and Scharmer equal 1.5 times the executive’s highest annual base salary plus target annual incentive compensation.

(4)
Under the terms of the existing change in control agreements for Messrs. Ramlo, Wilkins, Ernst and Scharmer, if the payments and benefits they are entitled to receive under these agreements would result in the payment of the excise tax imposed by Section 4999 of the Internal Revenue Code, then their payments and benefits may be subject to reduction. Under their agreements, change in control payments and benefits are reduced by the minimum amount necessary to avoid federal excise tax, if the reduction would result in Messrs. Ramlo, Wilkins, Ernst and Scharmer receiving a higher net after tax amount. The amounts in this column do not reflect the application of any reduction in payment or benefit according to the terms of the change in control agreements.

(5)
We do not make a payment to a participant in our annual incentive plan for a particular year unless the participant is employed by us on the date incentive payments are made, typically in March of the following year. In the case of death or retirement, and at the discretion of our Chairman of the Board and our Chief Executive Officer, we will pay an annual incentive plan payment to a participant prorated to the date of death or retirement. Amounts shown for death and retirement assume our Chairman of the Board and our Chief Executive Officer exercised their discretion to make the payment. The Change in Control agreements in place for Messrs. Ramlo, Wilkins, Ernst and Scharmer state that they will be paid an amount equal to their target payment under our annual incentive plan for the year in which the change in control occurs, prorated to the date of termination. In this case, termination is presumed to occur on December 31, 2014.

(6)
Upon termination of employment due to death or retirement, the Board of Directors, may at its discretion, accelerate the vesting of any unvested option awards. In addition, under the terms of the option award agreements, the vesting of unvested stock options will accelerate upon a change in control. Amounts shown are calculated using the fair market value of the stock underlying in-the-money unvested options that would have become exercisable on December 31, 2014, assuming that the Board of Directors accelerated the vesting of all unvested options.

(7)
As of December 31, 2014, none of the restricted stock shares held by the named executive officers were vested. Upon termination of employment due to death, retirement, disability or a change in control not involving termination, the Board of Directors, may at its discretion, accelerate the vesting of any unvested restricted stock awards. Amounts shown assumes a voluntary acceleration of vesting by the Board of Directors.

(8)
The Change In Control Severance Agreements for Messrs. Ramlo, Wilkins, Ernst and Scharmer provide for the continuation of medical, accident, disability and life insurance benefits with respect to the named executive officer and his/her dependents for a period of 18 months following a change in control at substantially the same level that existed immediately prior to the change in control. The numbers amounts shown form Messrs. Ramlo, Wilkins, Ernst and Scharmer reflect the cost of these benefits as they existed at December 31, 2014. Mr. Helbing is not covered by a Change In Control Severance Agreement.

(9)
The Change In Control Severance Agreements for Messrs. Ramlo, Wilkins, Ernst and Scharmer provide for outplacement services for a period of 12 months following a change in control. The cost to the Company of these outplacement services is caped for each executive at $15,000. Mr. Helbing is not covered by a Change In Control Severance Agreement.

DIRECTOR COMPENSATION
We have designed the compensation of our directors to attract and retain qualified directors and to align director compensation with the interests of our shareholders. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation plans and the elements of director compensation. The Compensation Committee did not engage any compensation consultants during 2014 for advice regarding director compensation.
Annual Retainer, Committee Meetings and Expenses
For the 12-month period beginning with the Annual Meeting in 2014, all non-employee directors received a retainer for service on our Board of Directors, as described further below. The Chairman of our Board of Directors, Vice Chairman of our Board of Directors, and the chairpersons of the standing committees of our Board of Directors (other than the Executive Committee) each received an additional retainer for their service in those capacities, as described further below. Retainers are paid to the directors in four equal, quarterly installments. In addition, non-employee directors receive attendance fees for their attendance at meetings of the Board of Directors and meetings of the committees on which they serve. We also reimburse business expenses, such as travel expenses, incurred by non-employee directors in relation to their service on our Board of Directors.
In May 2014, the Compensation Committee recommended, and the Board of Directors approved, the issuance to each non-employee director of 1,286 shares of restricted Company Common Stock under our Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan. These shares of restricted Company Common Stock vest three years after their grant date, subject to certain vesting conditions.
The following table shows the fee structure and retainers paid to our non-employee directors during 2014:

Fee Type	Amount Paid
Base Annual Retainer – All Directors (increased by $10,000 beginning May 2014)	$40,000
Additional Annual Retainer – Chairman of the Board	$50,000
Additional Annual Retainer – Vice Chairman of the Board	$24,000
Additional Annual Retainer – Audit Committee Chair	$15,000
Additional Annual Retainer – Compensation Committee, Nominating and Governance Committee, Investment Committee, and Risk Management Committee Chairs	$10,000
Board Meeting Attendance – Regular	$2,500 / per meeting
Board Meeting Attendance – Unscheduled Major Meeting (1)	$1,000 / per meeting
Board Meeting Attendance – Unscheduled Meeting	$500 / per meeting
Committee Meeting Attendance – Audit Committee	$1,000 / per meeting
Committee Meeting Attendance – All Other Committees	$500 / per meeting
Reimbursement for travel and other expenses related to service as a director	As incurred
_________________________________________

(1)	As jointly designated by our Chief Executive Officer and the Chair of our Compensation Committee.

The following table shows individual non-employee director compensation during 2014:
Non-Employee Director Compensation – 2014

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		Total Compensation ($)
John-Paul (JP) E. Besong	$53,000		$34,992	$—	$—		$87,992
Scott L. Carlton	54,000		34,992	—	—		88,992
Christopher R. Drahozal	57,000		34,992	—	—		91,992
Jack B. Evans	108,000		34,992	—	—		142,992
Douglas M. Hultquist	60,500	(4)	34,992	—	—		95,492
Casey D. Mahon	50,500		34,992	—	—		85,492
George D. Milligan	66,000		34,992	—	—		100,992
James W. Noyce	71,000	(5)	34,992	—	—		105,992
Michael W. Phillips	51,500		34,992	—			86,492
Mary K. Quass	63,000		34,992	—	—		97,992
John A. Rife	73,500	(6)	34,992	—	1,668	(7)	110,160
Kyle D. Skogman	68,000		34,992	—	—		102,992
Susan E. Voss	50,500		34,992	—	—		85,492

(1)
Stock awards represented in this column vest on the three year anniversary of the grant date and are subject to forfeiture until vested. At December 31, 2014 there were 1,286 shares of restricted stock outstanding for each non-employee director.

(2)
Amounts in this column represent the aggregate grant date fair value for restricted stock granted during 2014, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation.

(3)
Aggregate options outstanding at December 31, 2014 for each of the following non-employee directors are: Besong – 1,755, Carlton – 3,900, Drahozal – 17,687, Evans – 12,465, Hultquist – 14,354, Mahon – 17,687, Milligan – 17,687, Noyce – 9,354, Phillips – 3,900, Quass – 17,687, Rife – 72,354, Skogman – 17,687 and Voss – 0.

(4)
For Mr. Hultquist, the amount in this column includes $23,750 deferred under the Directors’ Deferred Compensation Plan. At December 31, 2014, Mr. Hultquist’s plan balance, including any accrued dividends, represented 1,387.881 phantom stock units.

(5)
For Mr. Noyce, the amount in this column includes $52,500 deferred under the Directors’ Deferred Compensation Plan. At December 31, 2014, Mr. Noyce’s plan balance, including any accrued dividends, represented 3,089.580 phantom stock units.

(6)
For Mr. Rife, the amount in this column includes $34,500 deferred under the Directors’ Deferred Compensation Plan. At December 31, 2014, Mr. Rife’s plan balance, including any accrued dividends, represented 2,042.039 phantom stock units.

(7)	For Mr. Rife, the amount in this column represents above-market accrued interest credited to Mr. Rife under our employee deferred compensation plan.
As a retired executive of United Fire & Casualty Company, Mr. Rife receives regular distributions under certain of our retirement benefit plans. Because Mr. Rife’s benefit accrual was previously reported during the year in which the benefit accrued, these amounts are not subject to disclosure in the Non-Employee Director Compensation – 2014 table. During 2014, Mr. Rife received distributions of $98,888 under our defined benefit pension plan and $46,698 under our deferred compensation plan. For a discussion of the operation of these plans, see the Compensation Discussion and Analysis section beginning on page 33 of this proxy statement.
Deferred Compensation
In November 2012, the Board of Directors approved the adoption of the 2012 Deferred Compensation Plan for United Fire Group, Inc. Non-Employee Directors (“Directors’ Deferred Compensation Plan”). The Directors’ Deferred

Compensation Plan allows non-employee directors the opportunity to defer up to 100 percent of the annual retainer fee they receive for service on our Board of Directors. All non-employee directors serving on our Board of Directors were eligible to participate in the Directors’ Deferred Compensation Plan beginning with fees paid during 2013.
In order to participate in the Directors’ Deferred Compensation Plan, each non-employee director must submit an election form by December 31 prior to the plan year for which compensation will be deferred. Thereafter, the participating director can change or terminate the election for future years by making a timely new election in the prior year. Compensation amounts deferred by non-employee directors are used to acquire “credited stock units” based on the average market price of Company Common Stock during the month the amounts are deferred. Participating directors also acquire additional credited stock units based on the quarterly dividend paid to our registered shareholders. These dividend amounts are based on each participant’s account balance at the time the dividend is paid and the closing market price of Company Common Stock on the dividend payment date. A participating director’s credited stock units are then valued on an annual basis based on the closing market price of Company Common Stock on December 31st of each year. By tying a director’s deferred compensation to the performance of Company Common Stock, we believe this plan allows directors to acquire a more meaningful stake in our company.
When a participating director leaves the Board of Directors, the director may elect to receive the cash value of the credited stock units in the director’s account either in one lump sum or in equal installments paid out over five years. The participating director selects the manner of distribution when the director elects to participate in the Directors’ Deferred Compensation Plan. The amount payable to a director is the value of the credited stock units in the director’s account, valued at December 31st of the year the director ceases to serve as a director.
TRANSACTIONS WITH RELATED PERSONS
The Nominating and Governance Committee follows a written policy relating to transactions involving United Fire Group, Inc. and any “related person,” as that term is defined in Item 404 of Regulation S-K under the Exchange Act. The policy sets forth our position and procedures with respect to review and approval or ratification of related person transactions. A related person transaction is defined in Item 404 of Regulation S-K under the Exchange Act to mean any transaction or series of transactions with the Company in which any related person had, has or will have a direct or indirect material interest and the amount involved exceeds $120,000. The policy requires the Nominating and Governance Committee (or the Board of Directors upon referral by the Committee) to disapprove, approve or ratify any related person transactions. Related person transactions are approved or ratified only if they are determined to be in, or not inconsistent with, United Fire Group, Inc.’s best interests. The following transactions are preapproved: compensation or employment relationships required to be disclosed pursuant to Item 402 of Regulation S-K; relationships that arise only due to that person’s position as a director of another entity or due to ownership of less than 10% of another entity, or both; standard insurance agency contracts, provided the agency contracts are on the same terms as are offered to agencies unrelated to us; and insurance products issued by us or a subsidiary to a related person, provided such products are issued on the same terms as such products are offered to the public.
Pursuant to the policy, the Nominating and Governance Committee gathers information from management and directors to determine what transactions it must review, coordinates with management to monitor for potential related person transactions, and reviews all transactions that could be considered to be a transaction with a related person. The Nominating and Governance Committee does not review transactions in the normal course of business unless the transaction involves an amount in excess of $120,000. Except for preapproved transactions, the Nominating and Governance Committee reviews all transactions that are not in the ordinary course of business that would be required to be reported under SEC Form 10-K, Item 13 if the amount involved exceeded $120,000. There were no such transactions since the beginning of 2014 and there are no such currently proposed transactions, except as follows:
The Board of Directors approved a relationship with Cedar Rapids Bank & Trust, a subsidiary of QCR Holdings, Inc., for which Mr. Hultquist serves as President, Chief Executive Officer and a director. During 2014, Cedar Rapids Bank & Trust charged us $294,898 for management of our daily cash balances. This service was provided by Cedar Rapids Bank & Trust in the ordinary course of business on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other customers. The value of the services provided to us by Cedar Rapids Bank & Trust was below the thresholds established by the applicable NASDAQ Listing Rules regarding director independence and related party transactions. We expect Cedar Rapids Bank & Trust to continue providing these services to us in the future.
OTHER MATTERS
Management knows of no other matters that will be brought before the meeting, but if other matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

APPENDIX A

Proposed Amendment to the
Articles of Incorporation of
United Fire Group, Inc.
(Underlined language reflects proposed amendment)
ARTICLE VII
BOARD OF DIRECTORS AND OFFICERS
Section 1. Election and Composition of Board of Directors.
a.Size of Board of Directors; Election of Directors. The number of directors that shall constitute the whole board shall be not less than nine (9) nor more than fifteen (15). Within the specified limits, the number of directors shall be determined by the shareholders at the annual meeting or by resolution of the board of directors. Except as provided by Section 1(d) of this Article, the directors shall be elected at the annual meeting of the shareholders or at any special meeting called for the purpose of electing directors, and, except as provided in the Bylaws, each director elected shall hold office until his or her successor is elected and qualified or his or her earlier death, resignation, or removal. Directors will be elected by the vote of the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person or by proxy and entitled to vote; provided, however, directors will be elected by a plurality of the votes cast at any meeting at which a quorum is present and for which one or more nominations of persons for election to the Board of Directors has been properly received pursuant to the procedures set forth in the Bylaws so that, on the tenth (10th) day before the Corporation first mails its notice for such meeting to the shareholders, the number of nominees for director is greater than the number of directors to be elected.

A-1

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IMPORTANT ANNUAL MEETING INFORMATION

PRELIMINARY COPY - SUBJECT TO COMPLETION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card / Voting Instruction Form

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors

	For	Withhold
01 - Christopher R. Drahozal	☐	☐
02 – Jack B. Evans	☐	☐
03 – George D. Milligan	☐	☐
04 – Michael W. Phillips	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Proxy — United Fire Group, Inc. - May 20, 2015, 10:00 A.M. CENTRAL TIME

PROXY CARD / VOTING INSTRUCTION FORM SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

With respect to any shares represented by this Proxy Card / Voting Instruction Form that are held in the United Fire Group, Inc. 401(k) Plan (the "401(k) Plan"), the person(s) signing on the reverse side direct(s) Charles Schwab & Co., as Trustee of the 401(k) Plan, to vote all such shares on the matters shown and in the manner directed on the reverse side hereof. If you wish to vote your shares allocated to the 401(k) Plan, you cannot do so in person. You must use this Proxy Card / Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card / Voting Instruction Form or provide telephone or Internet voting instructions on a timely basis for the shares allocated to the 401(k) Plan, or if you return a signed Proxy Card / Voting Instruction Form but do not indicate how the shares should be voted on a matter, the Trustee of the 401(k) Plan will vote the shares allocated to the 401(k) Plan in the same proportion as the instructions it receives from all participants submitting voting instructions.

With respect to any shares represented by this Proxy Card / Voting Instruction Form that are held in the United Fire Group, Inc. Employee Stock Ownership Plan (the "ESOP"), the person(s) signing on the reverse side direct(s) Timothy G. Spain and Michael T. Wilkins, as Trustees of the ESOP, to vote all such shares on the matters shown, and in the manner directed on the reverse side hereof. If you wish to vote your shares allocated to the ESOP, you cannot do so in person. You must use this Proxy Card / Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card / Voting Instruction Form or provide telephone or Internet voting instructions on a timely basis for the shares allocated to the ESOP account, or if you return a signed Proxy Card / Voting Instruction Form but do not indicate how the shares should be voted on a matter, the Trustees of the ESOP will vote the shares allocated to the ESOP account in their discretion.

Except as described in the above paragraphs, the person(s) signing on the reverse side hereby appoint(s) Jack B. Evans and Neal R. Scharmer, and each of them, as proxies, with full power of substitution and with all powers the person(s) signing on the reverse side would possess if personally present at the annual meeting of shareholders, to represent and vote, as designated on the reverse, all shares of common stock the person(s) signing on the reverse side is/are entitled to vote at the annual meeting of shareholders of the Company to be held at its office building located at 109 Second Street SE in Cedar Rapids, Iowa, on May 20, 2015 at 10:00 A.M. (Central Time) and at any adjournment(s) or postponement(s) thereof:

(1) as specified upon the proposals listed on the reverse and as more particularly described in the Company's Notice of 2015 Annual Meeting of Shareholders and accompanying Proxy Statement; and

(2) in their discretion upon such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSALS 2, 3 AND 4.

Whether or not you plan to attend the 2015 Annual Shareholders Meeting, please mark, sign, date and return this Proxy Card / Voting Instruction Form using the enclosed envelope.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼